UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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The South Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS May 8, 2007

The 2007 Annual Meeting of Shareholders of The South Financial Group, Inc. (“TSFG”) will be held at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina, on Tuesday, May 8, 2007, at 10:30 a.m. for the following purposes:

(1)	To set the number of Directors at 16 persons and elect six Directors;

(2)	To amend TSFG’s Long-Term Incentive Plan to increase the shares available thereunder for issuance by 500,000 shares;

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as TSFG’s independent registered public accounting firm for fiscal year 2007; and

(4)	To transact any other business that may properly come before the Annual Meeting and any adjournment.

Common shareholders of record at the close of business on March 1, 2007 are entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

William P. Crawford, Jr.

Secretary

Greenville, South Carolina

March 14, 2007

SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED, OR VOTE VIA TELEPHONE OR THE INTERNET, ALL AS DESCRIBED IN THE ATTACHED PROXY STATEMENT.

PROXY STATEMENT

For the Annual Meeting of Shareholders

to be held on May 8, 2007, at 10:30 a.m.

at The Gunter Theatre, 300 South Main Street, Greenville, SC 29601

GENERAL INFORMATION

This Proxy Statement and the enclosed proxy materials relate to the Annual Meeting of Shareholders of The South Financial Group, Inc. (the “Company” or “TSFG”) to be held on May 8, 2007, at 10:30 a.m. at The Gunter Theatre, 300 South Main Street, Greenville, South Carolina. These proxy materials are being furnished by TSFG in connection with a solicitation of proxies by TSFG’s Board of Directors (the “Board”) and are being mailed on or about March 15, 2007.

Who May Vote at the Annual Meeting

These proxy materials are provided to holders of TSFG’s common stock who were holders of record on March 1, 2007 (the “Record Date”). Only TSFG common shareholders of record on the Record Date are entitled to vote at the Annual Meeting. On the Record Date, 74,536,984 shares of TSFG common stock were outstanding.

Dividend Reinvestment Plan Shares. If you are a participant in TSFG’s Dividend Reinvestment Plan, the number shown on the enclosed proxy card includes shares held for your account in that plan.

Employee Benefit Plan Shares. If you are a current employee participant in a TSFG employee benefit plan that allows participant-directed voting of TSFG common stock held in that plan, you will receive electronic notification of the opportunity to vote the shares you hold in that plan. If you are not an employee of TSFG but hold TSFG common stock in a TSFG employee benefit plan, you may vote your shares by completing, signing, dating and returning the enclosed proxy card in accordance with the instructions provided on the card. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plan.

Voting and Proxy Procedures

Each share of TSFG common stock outstanding on the Record Date will be entitled to one vote at the Annual Meeting. Proxy cards are enclosed to facilitate voting.

If you are a shareholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three methods indicated below. Execution of the enclosed proxy card or voting via telephone or Internet will not affect your right to attend the Annual Meeting. If you vote by Internet or telephone, please do not mail your proxy card.

•	Vote by Proxy Card: by completing, signing, dating and mailing the enclosed proxy card in the envelope provided;

•	Vote by Internet: by going to the web address www.proxyvotenow.com/tsfg and following the instructions for Internet voting shown on the enclosed proxy card; or

•	Vote by Telephone: by dialing 1-866-855-9697 and following the instructions for telephone voting shown on the enclosed proxy card.

If your shares are held in “street name” through a broker, bank or other nominee, you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

Shares of TSFG common stock for which instructions are received, will be voted in accordance with the shareholder’s instructions. If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, we will vote them FOR each of the items being proposed by management and in the discretion of the proxy holders as to any other business that may properly come before the Annual Meeting and any adjournment.

Revocation of Proxies

If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by:
(1)	following the telephone voting instructions, or
(2)	following the Internet voting instructions, or
(3)	completing, signing, dating and returning a proxy card to TSFG’s Corporate Secretary.
•	Sending written notice of revocation to TSFG’s Corporate Secretary.
•	Attending the Annual Meeting and voting by ballot (although attendance at the Annual Meeting will not, in and of itself, revoke a proxy).

If you hold your shares in “street name” through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective until received by TSFG’s Corporate Secretary at or prior to the Annual Meeting.

Quorum

Holders representing a majority of the outstanding shares of TSFG common stock, present in person or by proxy, are necessary to constitute a quorum. Broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner reports those shares as present but does not vote on a proposal) are included for purposes of determining whether or not a quorum exists.

Other Matters Related to the Meeting

Only matters brought before the Annual Meeting in accordance with TSFG’s Bylaws will be considered. Aside from the Items listed above in the Notice of Annual Meeting, TSFG does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting and any adjournment, the proxy holders will vote them in accordance with their best judgment.

Should any Nominee for Director become unable or unwilling to accept nomination or election, the persons acting under the proxy intend to vote for the election of another person recommended by the Nominating and Corporate Governance Committee of the Board of Directors and nominated by the Board. TSFG has no reason to believe that any of the six Nominees will be unable or unwilling to serve if elected to office.

The applicable regulations of the Securities and Exchange Commission (the “SEC”) require that TSFG disclose a recent closing stock price. Accordingly, the closing price of the TSFG common stock as of March 9, 2007 was $25.70.

ITEM NO. 1 - ELECTION OF DIRECTORS

General Information Regarding Election of Directors

Management proposes to set the number of Directors at 16 persons, which is the Board’s current size. The number of Directors may be set by the shareholders, but also may be amended by the Board between annual meetings, subject to specific limitations set forth in South Carolina law. Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes with respect to Nominees will not be considered to be either affirmative or negative votes. Shareholders do not have cumulative voting rights with respect to the election of Directors.

The Board of Directors is divided into three classes. At each annual meeting, TSFG’s shareholders elect the members of one of the three classes to three-year terms. At this Annual Meeting, six Directors are being nominated for re-election for terms expiring at the 2010 annual meeting.

Information on Nominees and Directors

Management proposes to nominate to the Board the six persons listed as Nominees below. Each Nominee is currently serving as a Director. Unless authority to vote for a Nominee is withheld, the persons named in the enclosed proxy card intend to vote for the election of these Nominees. Management believes all such Nominees will be available to serve as Directors. However, should any Nominee become unable to serve, the persons named in the enclosed proxy card intend to vote for the election of such other person as the Nominating and Corporate Governance Committee of the Board of Directors may recommend. The following table sets forth information regarding the Nominees and continuing Directors, including their name, age, period they have served as a Director, and occupation over the past five years.

NOMINEES FOR DIRECTOR TO BE ELECTED AT THE 2007 ANNUAL MEETING OF SHAREHOLDERS FOR TERMS ENDING IN 2010

William P. Brant Age: 60 Director since 2001	Mr. Brant is a partner in the law firm of Brant, Abraham, Reiter, McCormick & Greene, P.A. in Jacksonville, Florida.

J. W. Davis Age: 60 Director since 2003	Mr. Davis is President of Carolina First Bank’s North Carolina operations. From 1997 until 2003, Mr. Davis served as President and CEO of MountainBank Financial Corporation, which was acquired by TSFG in October 2003.

C. Claymon Grimes, Jr. Age: 84 Director since 1990	Mr. Grimes is an attorney in private practice in Georgetown, South Carolina.

William S. Hummers III Age: 61 Director since 1990	Mr. Hummers joined TSFG in June 1988 as Chief Financial Officer. In 2005, he transitioned from Chief Financial Officer to become the Chief Risk and Administrative Officer and he retired on December 31, 2006. He currently serves as Deputy Chairman of the TSFG Board of Directors. He is also a director of World Acceptance Corporation.

Challis M. Lowe Age: 61 Director since 2006	Ms. Lowe is Executive Vice President of Dollar General Corporation, a Fortune 500 discount retailer. From 2000 to 2004, Ms. Lowe served as Executive Vice President of Ryder Systems, Inc., a logistics and transportation services company. Additionally, she serves as Chair of the Board of Florida A&M University.

Darla D. Moore Age: 52 Director since 2005	Ms. Moore is a Vice President of Rainwater, Inc., one of the nation’s largest private investment firms. She serves on the boards of the University of South Carolina and New York University Medical School and Hospital. The University of South Carolina’s Business School bears her name, the only major business school named for a woman. She also serves on the National Advisory Board of JP Morgan and the Board of Directors of MPS Group, Inc.

CONTINUING DIRECTORS WHOSE TERMS END AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS

Jon W. Pritchett Age: 45 Director since 2004	Mr. Pritchett serves as President and CEO of Nextran Corporation, which operates a network of Mack and Volvo heavy truck dealerships in Florida, Georgia and Alabama. He is also President of Pritchett Trucking, Inc., a transportation company. He is a board member of the Mack Truck National Dealer Advisory Council and the Florida Trucking Association.

Charles B. Schooler Age: 78 Director since 1990	Dr. Schooler is a retired optometrist in Georgetown, South Carolina and a past chairman of the South Carolina State Board of Education.

Edward J. Sebastian Age: 60 Director since 2001	Mr. Sebastian is a private investor and serves as an advisor to several private entities. From 1986 to 1999, Mr. Sebastian served as Chairman/CEO of Resource Bancshares Corporation, a financial services company, and Chairman/CEO of Resource Bancshares Mortgage Group, Inc., a mortgage banking company.

John C. B. Smith, Jr. Age: 62 Director since 2001	Mr. Smith is owner of John C. B. Smith Real Estate and is Of Counsel to the law firm of Nelson Mullins Riley & Scarborough, LLP in Columbia, SC. Prior to 2006, he was Of Counsel to the law firm of Nexsen/Pruet, LLP in Columbia, SC.

Mack I. Whittle, Jr. Age: 58 Director since 1986	Mr. Whittle has been President and CEO of TSFG since its organization in 1986. Mr. Whittle became Chairman of TSFG in 2005.

CONTINUING DIRECTORS WHOSE TERMS END AT THE 2009 ANNUAL MEETING OF SHAREHOLDERS

M. Dexter Hagy Age: 62 Director since 1993	Mr. Hagy is a principal of Vaxa Capital Management, LLC, an investment management firm formed in 1995 and headquartered in Greenville, South Carolina.

H. Earle Russell, Jr. Age: 65 Director since 1997	Dr. Russell is a surgeon in Greenville, South Carolina, with Greenville Surgical Associates.

William R. Timmons III Age: 55 Director since 2002	Mr. Timmons is Senior Vice President of Investments, Secretary and Treasurer of Canal Insurance Company, a nationwide insurer of commercial motor vehicles headquartered in Greenville, South Carolina.

Samuel H. Vickers Age: 71 Director since 1999	Mr. Vickers is Chairman and CEO of Design Containers, Inc., a packaging system manufacturer located in Jacksonville, Florida.

David C. Wakefield III Age: 63 Director since 1997	Mr. Wakefield has served as President of Wakefield Enterprises, LLC, a real estate development and specialty products company, since 1998.

INFORMATION ABOUT THE BOARD OF DIRECTORS

ROLE AND FUNCTIONING OF THE BOARD

The Board of Directors is the ultimate decision-making body of TSFG, except for those matters reserved to the shareholders. It selects the Company’s executive officers, which are charged with the conduct of TSFG’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance. The Board of Directors has the responsibility for overseeing the affairs of TSFG and, thus, an obligation to keep informed about TSFG’s business. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise its decision-making authority on appropriate matters of importance to TSFG. Each year, TSFG management sets aside specific periods to develop, discuss and refine TSFG’s long-range strategic plan and overall corporate strategy. Specific operating priorities are developed to effectuate TSFG’s long-range plan. The advice of third party investment bankers is often sought in this process. Some of the priorities are short-term in focus; others are based on longer-term planning horizons. Senior management reviews the general conclusions reached at its meetings with the Board, and seeks approval of the overall corporate strategy and long-range operating plan. These Board meetings involve both management presentations and input from the Board regarding the assumptions, priorities and objectives that will form the basis for management’s strategies and operating plans. At subsequent Board meetings, the Board continues to substantively review TSFG’s progress against its strategic goals and to exercise oversight regarding strategic areas of importance.

The Company has formulated a standing agenda for each of the regular meetings of the Board throughout the year. This agenda is reviewed and approved by the full Board at its first regular meeting in a calendar year. A primary purpose of this agenda is to ensure that the Board complies with the terms of its Corporate Governance Charter. Additional items may be added to the agenda as necessary. Any Board member may request that an item be added to the agenda. The Board typically invites members of senior management to attend Board meetings or portions thereof for the purpose of participating in discussions.

TSFG’s Bylaws provide for a Lead Independent Director (currently John C. B. Smith), who acts as chair of meetings of the Board when the Chairman is not present; consults and meets with any or all outside directors as required and represents such directors in discussions with management of TSFG on corporate governance issues and other matters; ensures that the Board, Committees of the Board, individual directors and senior management of the Company understand and discharge their duties and obligations under TSFG’s system of corporate governance; mentors and counsels new members of the Board to assist them in becoming active and effective directors; conducts director evaluations, leads executive sessions on CEO evaluation and conducts conversations with the CEO; and performs such other duties and responsibilities as may be delegated to the Lead Independent Director by the Board from time to time. Executive sessions, or meetings of outside Directors without management present, are held at regular intervals for both the Board and the Committees. The Lead Independent Director or the chair of the Committee generally presides at executive sessions of non-management Directors. The Board meets in executive session a minimum of two times each year.

The Board of Directors met five times during 2006. All members attended at least 75% of the Board meetings and 75% of the meetings of Committees on which they served.

DIRECTOR COMPENSATION

Standard non-employee Director compensation includes a retainer of $49,000, meeting fees of $2,000 for each Board meeting attended and $1,500 for each Committee meeting attended. Special retainers are paid to the Lead Independent Director ($50,000), Audit Committee Chairman ($20,000), Risk Review and Capital Committee Chairman ($15,000) and Compensation Committee Chairman ($15,000). Of the retainers, $33,000 of the Board service retainer and 60% of the special retainers are paid quarterly in the form of stock grants valued at fair market value at the time of grant. The balance of the retainers, and any additional fees for meeting attendance, are paid in cash. Also, the option to elect medical coverage similar to that of employees, and at the same contribution rates, is offered to directors under the age of 65 if no other coverage was available to them through other employers.

The following table sets forth information with respect to compensation paid to the directors of TSFG (other than directors who are also Named Executive Officers in this Proxy Statement) for services rendered during the year which ended December 31, 2006. Note that Mr. Hummers was not an outside director until January 1, 2007, following his retirement from the Company on December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(7)	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
William P. Brant	$44,000	$32,991	$-0-	$-0-	$10,500	(1)	$87,491
J.W. Davis	-0-	44,532	15,035	1,065	475,752	(2)	536,384
C. Claymon Grimes, Jr.	31,500	32,991	-0-	-0-	-0-		64,491
M. Dexter Hagy	51,500	32,991	-0-	-0-	19,500	(1)	103,991
William S. Hummers III	-0-	258,508	-0-	16,268	-0-	(3)	274,776
Challis M. Lowe	37,500	24,729	-0-	-0-	-0-		62,229
Darla D. Moore	46,500	32,991	-0-	-0-	-0-		79,491
Jon W. Pritchett	48,500	32,991	-0-	-0-	22,750	(1)	104,241
H. Earle Russell, Jr.	47,500	32,991	-0-	16,268	-0-	(1)	96,759
Charles B. Schooler	32,500	32,991	-0-	-0-	-0-		65,491
Edward J. Sebastian	84,000	42,006	-0-	-0-	26,117	(4)	152,123
John C. B. Smith	69,400	62,984	-0-	-0-	14,117	(5)	146,501
William R. Timmons III	88,500	44,976	-0-	37,314	-0-	(1)	170,790
Samuel H. Vickers	65,000	42,006	-0-	-0-	5,500	(1)	112,506
David C. Wakefield III	48,000	32,991	-0-	-0-	45,391	(6)	126,382

(1)	This consists of board and committee meeting fees paid for service as a board member for TSFG’s bank subsidiaries.
(2)	Mr. Davis is an executive officer and receives no compensation for his service on TSFG’s Board. This amount consists of (1) $275,000 in salary, (2) $19,200 for automobile allowance, (3) $150,000 annual bonus, (4) $13,200 contributed to the TSFG 401(k) Plan, (5) $1,112 contributed to the TSFG ESOP, (6) $1,720 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units, (7) $8,020 paid for insurance not generally available to all TSFG employees, and (8) $7,500 paid in connection with the Deferred Compensation Plan. On April 21, 2006, Mr. Davis was granted a restricted stock unit award in the amount of 10,000 shares of which (1) 3,333 are subject to continued service, one-third of which vested on January 31, 2007 with an additional one-third to vest on each of January 31, 2008 and January 31, 2009, and (2) 6,667 shares which may vest after the conclusion of the performance period ending on December 31, 2008. Additionally, on December 14, 2006, Mr. Davis was granted an option to purchase up to 15,000 shares of TSFG stock at an exercise price of $25.95 which vests as to 20% of the underlying shares on the first anniversary of the date of grant and an additional 20% on the next four anniversaries thereof. See Note 25 to the audited consolidated financial statements included in TSFG’s Annual Report on Form 10-K filed on February 28, 2007 with the Securities and Exchange Commission for the assumptions used in determining compensation expense on stock options and restricted stock unit awards granted in accordance with SFAS 123R.
(3)	Mr. Hummers was a TSFG executive officer until his retirement on December 31, 2006. He received no compensation for his service on the Board of Directors during 2006. During 2006, Mr. Hummers received payments of (1) $393,780 in salary and car allowance, (3) a $200,000 bonus, (4) $13,200 contributed to the TSFG 401(k) Plan, (5) $1,112 of ESOP contributions, (6) $3,305 in dividends and dividend equivalents on unvested restricted stock and restricted stock units, (7) $22,632 in payment of insurance premiums not generally available to TSFG employees, (8) $7,389 in payment of taxes with respect to certain benefit and contractual obligations, and (9) $35,300 paid in connection with the Deferred Compensation Plan. All of these payments received by Mr. Hummers during 2006 were reported in the Summary Compensation Table of TSFG’s 2006 Proxy Statement and all such amounts were expensed by the Company during 2005. In addition, as is reflected in the table above, Mr. Hummers held restricted stock and restricted stock unit awards of which 9,722 shares vested on December 31, 2006. Mr. Hummers’ Supplemental Executive Retirement Plan declined in value during 2006 in the amount of $379,189.
(4)	This consists of (1) $18,000 in meeting fees paid in connection with Mr. Sebastian’s attendance at various management committees, and (2) $8,117 for premiums for medical coverage elected by Mr. Sebastian paid by TSFG.
(5)	This consists of (1) $6,000 in meeting fees paid to Mr. Smith for his service on the board of one of TSFG’s subsidiary banks, and (2) $8,117 for premiums for medical coverage elected by Mr. Smith paid by TSFG.
(6)	This consists of (1) $26,775 annual payment, and (2) $8,117 for premiums for medical coverage provided to Mr. Wakefield pursuant to a director retirement arrangement entered into by First Southeast Financial Corporation (an entity acquired by TSFG), for which no services must be provided by Mr. Wakefield.
(7)	No stock options were granted to TSFG’s outside Directors during 2006. The stock awards granted to outside Directors included in the table above were fully vested on the date of grant. The number of shares of TSFG stock underlying stock options outstanding as of December 31, 2006 for each of the Directors were: Mr. Brant 11,187, Mr. Davis 30,272, Mr. Grimes 16,245, Mr. Hagy 16,245, Mr. Hummers 120,609, Dr. Russell 16,245, Dr. Schooler 8,559, Mr. Sebastian 5,483, Mr. Smith 11,798, Mr. Timmons 22,787 (of these 14,245 were held in the estate of William R. Timmons, Jr. for which Mr. Timmons serves as personal representative), Mr. Vickers 13,839, and Mr. Wakefield 15,245. Additionally, at December 31, 2006, Mr. Davis held unvested awards of restricted stock and restricted stock units totaling 5,058 shares.

STANDING BOARD COMMITTEES

It is the policy of TSFG that major decisions be considered by the Board as a whole. Consequently, the Board’s Committee structure is limited to those Committees considered to be appropriate for the operation of a publicly-owned company. Currently there are five standing committees: the Audit Committee, the Risk Review and Capital Committee, the Compensation Committee, the Executive Committee, and the Nominating and Corporate Governance Committee, each of which has a written charter adopted by the Board.

The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are made up of only independent Directors. The current charter for each of the Board’s standing committees is available on TSFG’s website at www.thesouthgroup.com under the Corporate Governance tab.

Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by TSFG to any governmental body or the public; TSFG’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and TSFG’s auditing, accounting and financial reporting processes generally. For further information concerning the work of the Audit Committee, see “Audit Committee Report” below and the Audit Committee Charter. The Audit Committee met ten times in 2006. The Board of Directors has determined that all members of TSFG’s Audit Committee are independent, as contemplated in the listing standards of the National Association of Securities Dealers (the “NASD”) and the Nasdaq Stock Market, and in particular, “independent” as contemplated in Rule 4200(a)(15) of the NASD’s listing standards.

Risk Review and Capital Committee. The Risk Review and Capital Committee assists the Board in fulfilling its oversight responsibilities in respect of the risk management practices of the Company, the risk profile of TSFG relative to its stated risk tolerance and its overall strategy, TSFG’s capital adequacy, and its capital productivity. It also reviews risk reports generated by TSFG and communicates with other committees with respect to risk issues. The Committee met four times in 2006. The Board of Directors has determined that all members of this Committee are independent, as contemplated in the listing standards of the NASD and the Nasdaq Stock Market.

Compensation Committee. The Compensation Committee sets TSFG’s compensation policies and makes recommendations regarding management compensation. The Committee met 12 times in 2006. The Board of Directors has determined that all members of TSFG’s Compensation Committee are independent, as contemplated in the listing standards of the NASD and the Nasdaq Stock Market.

Executive Committee. The Executive Committee has the authority to review, guide and take any permissible actions with respect to the business and affairs of TSFG as usually taken by the Board of Directors when the Executive Committee determines that it is appropriate to act prior to the next Board of Directors’ meeting. The Executive Committee met four times in 2006. The Board of Directors has determined that all members of TSFG’s Executive Committee are independent, as contemplated in the listing standards of the NASD and the Nasdaq Stock Market, except for Mr. Whittle.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends nominees for election to the Board and addresses issues of corporate governance. This Committee will consider recommendations for Director nominees from shareholders. Shareholders who wish to recommend Director nominees proposed for election at the 2008 Annual Meeting should comply with the procedure described in “Proposals by Shareholders” below. In considering candidates, the Committee follows the procedures described above in “Process of Evaluating Director Candidates” and considers other matters set forth in TSFG’s Corporate Governance Charter, a copy of which may be obtained from TSFG’s website,

www.thesouthgroup.com. The Committee met two times in 2006. The Board of Directors has determined that all members of TSFG’s Nominating and Corporate Governance Committee are independent, as contemplated in the listing standards of the NASD and the Nasdaq Stock Market.

COMMITTEE MEMBERSHIP

The following table lists the current membership of TSFG’s standing Board Committees.

Director	Audit	Risk & Capital	Compensation	Executive	Nominating
William P. Brant		X
J. W. Davis
C. Claymon Grimes, Jr.
M. Dexter Hagy	X			X	X
William S. Hummers III
Challis M. Lowe			X
Darla D. Moore		X	X
Jon W. Pritchett		X
H. Earle Russell, Jr.			X
Charles B. Schooler
Edward J. Sebastian	X	X (chair)	X
John C.B. Smith, Jr.				X	X (chair)
William R. Timmons III	X (chair)			X	X
Samuel H. Vickers			X (chair)	X
David C. Wakefield III	X
Mack I. Whittle, Jr.				X (chair)

CERTAIN CORPORATE GOVERNANCE MATTERS

ATTENDANCE AT ANNUAL MEETINGS

TSFG has not established a formal policy regarding Director attendance at its annual shareholder meetings, but it encourages all Directors to attend these meetings and reimburses expenses associated with attendance. The Board Chairman presides at the annual meeting of shareholders. All members of the Board at the time of TSFG’s 2006 Annual Meeting of Shareholders attended that meeting, except for Mr. Sebastian.

CODE OF ETHICS AND CODE OF CONDUCT

TSFG has adopted a Code of Ethics that is specifically applicable to senior management and financial officers, including its principal executive officer, its principal financial officer, its principal accounting officer and controllers. This Code of Ethics can be viewed on TSFG’s website, www.thesouthgroup.com, under the Corporate Governance tab. TSFG’s Code of Conduct, applicable to all employees, may also be viewed on TSFG’s website under the Corporate Governance tab. TSFG has also adopted a Code of Ethics applicable to its Directors, which is can also be viewed on TSFG’s website, www.thesouthgroup.com, under the Corporate Governance tab.

COMMUNICATIONS FROM SHAREHOLDERS TO DIRECTORS

The Board of Directors believes that it is important that a direct and open line of communication exist between the Board and TSFG’s shareholders and other interested parties. As a consequence, the Board of Directors has adopted the procedures described in the following paragraph for communications to Directors.

TSFG shareholders and other persons may communicate with the chairpersons of TSFG’s five standing Board Committees or with TSFG’s non-management Directors as a group by sending an email to directorcommunications@thesouthgroup.com. The email should specify the intended recipient. All communications received in accordance with these procedures will be reviewed initially by TSFG’s General Counsel, who will relay all such communications to the appropriate Directors unless the General Counsel determines that the communication does not relate to the business or affairs of TSFG or the functioning or constitution of the Board of Directors or any of its Committees, relates to routine or insignificant matters that do not warrant the attention of the Board of Directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to Directors.

The Directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one of its Committees and whether any response to the person sending the communication is appropriate. Any such response will be made through TSFG’s General Counsel and only in accordance with TSFG’s policies and procedures and applicable laws and regulations relating to the disclosure of information. TSFG’s General Counsel will retain copies of all communications received pursuant to these procedures for a period of at least one year.

POLICY REGARDING CONSIDERATION OF DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

It is the policy of the Nominating and Corporate Governance Committee to consider all Director candidates recommended by shareholders. Any such recommendations should be communicated to the Chairman of the Committee in accordance with standard Company policies, in a timely manner and otherwise in accordance with the provisions of TSFG’s Bylaws. The Committee has also articulated the qualifications and characteristics that are deemed desirable by this Committee when evaluating Director candidates.

Nominees for the Board of Directors recommended by the Nominating and Corporate Governance Committee must have the following attributes:

•	have a reputation for industry, integrity, honesty, candor, fairness and discretion;
•	have a high degree of expertise in his or her chosen field of endeavor, which area of expertise should have some relevance to TSFG’s businesses;
•	be knowledgeable, or willing and able to become so quickly, in the critical aspects of TSFG’s businesses and operations; and
•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly-held corporation.

Nominees for the Board of Directors recommended by the Nominating and Corporate Governance Committee should contribute to the mix of skills, core competencies and qualifications of the Board through expertise in one or more of the following areas: banking and other financial services, accounting and finance, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development, and executive compensation. In considering nominees, the Nominating and Corporate Governance Committee must take into account the mix of skills, core competencies and qualifications existing with respect to incumbent Directors.

PROCESS OF EVALUATING DIRECTOR CANDIDATES

The charter for the Nominating and Corporate Governance Committee states that the Committee’s purpose is to assist the Board in promoting the best interests of TSFG and its shareholders through the implementation of sound corporate governance principles and practices. Among other things, the Charter mandates that the Committee accomplish this by assisting the Board in identifying individuals qualified to become Board members and reviewing the qualifications and independence of the members of the Board and its various Committees on a regular periodic basis, and making recommendations from time to time concerning any recommended changes in the composition of the Board and its Committees.

In evaluating Director candidates, the Committee takes into account the items set forth in its “Policy Statement of the Nominating and Corporate Governance Committee Regarding Director Qualifications,” which is discussed above in the section entitled “Policy Regarding Consideration of Director Candidates Recommended by Shareholders.” A copy of this Policy may be found on TSFG’s website at www.thesouthgroup.com. There are no material differences in the evaluation processes for Director candidates based on whether such candidates are recommended by shareholders.

In the past, certain additions to the Board of Directors have come in connection with acquisitions (where representatives of the acquired institution have become Board members pursuant to provisions of the merger agreement). This process does not lend itself to a rigid evaluation process that might otherwise be the case outside of the merger context. However, the criteria set forth above in “Policy Regarding Consideration of Director Candidates Recommended By Shareholders” is utilized in determining whether to re-nominate current members of the Board of Directors and in connection with the appointment of directors outside the merger context.

DETERMINATIONS WITH RESPECT TO THE INDEPENDENCE OF DIRECTORS

As noted above, the Corporate Governance Standards mandate that a majority of TSFG’s Directors meet the criteria for independence required by the rules of the Nasdaq Stock Market and the NASD. The Board of Directors makes an annual determination regarding the independence of each of TSFG’s Directors. The Board last made these determinations for each member of the Board in February 2007, based on the review of director questionnaires designed to elicit information regarding independence, and on recommendations made by the Nominating and Corporate Governance Committee.

The Board has determined that thirteen of its sixteen Directors are independent as contemplated under the rules of the Nasdaq Stock Market. The three individuals who are not independent, Messrs. Whittle, Hummers and Davis, are all executive officers of TSFG (or in the case of Mr. Hummers, a recent executive officer of TSFG). With respect to the Directors determined to be independent, the Board considered in particular whether Mr. Grimes’ independence was compromised by virtue of a partnership interest in a lease arrangement with a TSFG branch banking location involving payments by TSFG of less than $25,000 per year, and determined that such did not impair his independence in any respect.

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE REPORT

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by TSFG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Board’s Audit Committee is responsible for providing independent, objective oversight of TSFG’s accounting functions and internal controls. The Audit Committee is composed of four Directors, each of whom is independent as defined by the NASD’s listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for TSFG’s internal controls and financial reporting process. The independent accountants are responsible for performing an audit of TSFG’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this regard, the Committee meets separately at most regular committee meetings with management, the head of Internal Audit and TSFG’s outside independent auditors. The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee approves, subject to shareholder ratification, the appointment of TSFG’s outside independent auditor, and pre-approves all audit and non-audit services to be performed by the independent auditor.

In connection with these responsibilities, the Audit Committee met with management and the independent accountants and discussed the December 31, 2006 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent accountants the firm’s independence. In particular, the Audit Committee considered whether the provision of the services set forth below under “Audit Related Fees”, “Tax Fees” and “All Other Fees” is compatible with maintaining the independence of the auditors and determined that no independence issues arose as a result of such services.

Based upon the Audit Committee’s discussions with management and the independent accountants, and its review of the representations of management and the independent accountants, the Audit Committee recommended to the Board that these December 31, 2006 consolidated financial statements be included in TSFG’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

All members of the Audit Committee concur in this report:

William R. Timmons III, Chairman	M. Dexter Hagy	Edward J. Sebastian	David C. Wakefield III

AUDIT FEES

The following table presents fees paid to outside independent auditors for professional audit services of TSFG’s annual financial statements for the years ended December 31, 2006 and 2005 and fees billed by outside independent auditors for other services in 2006 and 2005. The Audit Committee has considered whether the provision of these services is compatible with maintaining outside independent auditor independence. Fees for 2005 audit services were paid to KPMG LLP and fees for 2006 audit services were paid to PricewaterhouseCoopers LLP.

	2006	2005 (1)
Audit Fees (2)	$1,868,000	$2,293,568
Audit Related Fees (3)	0	95,000

Audit Fees and Audit Related Fees	1,868,000	2,388,568

Tax Fees (4)	78,000	524,220
All Other Fees (5)	0	57,077

Total Fees	$1,946,000	$2,969,865

(1)	2005 fees do not include amounts billed in 2006 related to 2005 of $350,000

(2)	Audit Fees consists of the following:	2006	2005

	Audit of consolidated financial statements and quarterly reviews and audit of internal controls over financial reporting	$1,635,000	$1,844,088
	Subsidiary audits	100,000	96,980
	Issuance of letters to underwriters	0	135,000
	Acquisition related services	0	160,000
	Review of registration statements	8,000	2,500
	Audit related research	125,000	55,000

(3)	Audit Related Fees consist of fees for audits of employee benefit plans.

(4)	Tax Fees consists of the following:	2006	2005

	Tax compliance	$78,000	$355,220
	Tax consulting	0	115,000
	Acquisitions	0	54,000

(5)	All Other Fees consists of the following:	2006	2005

	SOX 404 related controls review	$0	$6,450
	API SAS 70 review	0	50,627

AUDIT COMMITTEE FINANCIAL EXPERT

The Board of Directors has determined that both Edward J. Sebastian and David C. Wakefield III are “audit committee financial experts” as defined in Item 401(h)(2) of the SEC’s Regulation S-K. Both Mr. Sebastian and Mr. Wakefield are “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a policy requiring that all services from the outside independent auditors must be pre-approved by the Audit Committee or a sub-committee comprised of the Chairman of the Audit Committee and one other Committee member. Matters approved by the sub-committee must be communicated to the Committee at the next meeting.

APPOINTMENT OF PRICEWATERHOUSECOOPERS AND DISMISSAL OF KPMG

On December 14, 2005, the Board of TSFG (acting upon the recommendation of the Audit Committee) approved the dismissal of KPMG LLP as the Company’s independent registered public accounting firm, effective upon the completion of the audit of the Company’s financial statements as of and for the year ending December 31, 2005, and issuance of their report thereon and notified KPMG LLP of their decision on December 16, 2005. The audit reports of KPMG LLP on the consolidated financial statements of the Company for the years ended December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles, except that the report on the consolidated financial statements of the Company for the year ended December 31, 2004 contained a separate paragraph stating that the “consolidated financial statements have been restated.”

The audit reports of KPMG LLP on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the December 31, 2004 report included a separate paragraph which stated that “as stated in the fifth paragraph of Management’s Report on Internal Control over Financial Reporting (Restated), management’s assessment of the effectiveness of TSFG’s internal control over financial reporting has been revised.” Each of the December 31, 2005 and 2004 reports indicated that the Company did not maintain effective internal control over financial reporting as of the respective year-end because of the effect of a material weakness on the achievement of the objectives of the control criteria and each contained an explanatory paragraph that stated that TSFG had ineffective policies and procedures to account for certain derivative financial instruments under Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, that TSFG’s policies and procedures did not provide for sufficient testing and verification of the criteria for the “short-cut” method to ensure proper application of the provisions of SFAS 133 at inception for certain derivative financial instruments, that TSFG’s policies and procedures did not provide for periodic timely review of the proper accounting for certain derivative financial instruments for periods subsequent to inception, and that TSFG did not have personnel possessing sufficient technical expertise related to the application of the provisions of SFAS 133, or with sufficient understanding of derivative instruments.

In connection with the audits of the two fiscal years ended December 31, 2005 and 2004, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference thereto in its reports on the financial statements for such years.

In connection with the audits of the two fiscal years ended December 31, 2005 and 2004, there were no reportable events, as defined in Item 304 (a)(1)(v) of the SEC’s Regulation S-K, except that KPMG LLP discussed with the Company the material weakness described above.

On December 14, 2005, the Audit Committee engaged PricewaterhouseCoopers LLP as the Company’s new independent registered public accounting firm for the year 2006 (and this appointment was subsequently ratified by TSFG’s shareholders at the 2006 Annual Meeting of Shareholders). During the years ended December 31, 2005 and 2004, the Company did not consult with PricewaterhouseCoopers LLP regarding either (1) the application of accounting principles to any specific completed or contemplated transaction, (2) the type of audit opinion that might be rendered on the Company’s financial statements, or (3) any matters or reportable events as set forth in Item 304(a)(1)(iv) and (v) of the SEC’s Regulation S-K.

STOCK OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth as of March 1, 2007 the beneficial ownership of TSFG common stock by (1) all Directors and nominees for Director, (2) all Named Executive Officers of TSFG (See “Summary Compensation Table” below) and (3) all Directors and Executive Officers of TSFG as a group. Unless otherwise indicated, all persons listed below have both voting and investment power as to the shares shown in the columns titled Sole Power and Shared Power.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
	COMMON STOCK BENEFICIALLY OWNED (1)		COMMON STOCK SUBJECT TO A RIGHT TO ACQUIRE (3)	PERCENT OF COMMON STOCK (4)
NAME OF BENEFICIAL OWNER	SOLE POWER (1)(2)	SHARED POWER (2)
William P. Brant	11,254	—	11,187	*
Andrew B. Cheney (5)	18,049	—	41,993	*
J. W. Davis (6)	32,993	—	11,272	*
John C. DuBose	—	—	—	*
C. Claymon Grimes, Jr.	68,254	—	16,245	*
M. Dexter Hagy	15,029	—	16,245	*
William S. Hummers III	58,234	12,393	120,609	*
Challis M. Lowe	1,254	—	—	*
Darla D. Moore	2,151	—	—	*
Jon W. Pritchett (7)	75,751	790,454	—	1.2%
H. Earle Russell, Jr.	11,405	—	12,263	*
Charles B. Schooler	27,133	—	8,559	*
Timothy K. Schools (8)	3,074	—	16,667	*
Edward J. Sebastian	10,810	72	5,483	*
John C.B. Smith, Jr.	72,443	6,258	11,798	*
James W. Terry, Jr. (9)	46,899	—	68,014	*
William R. Timmons III (10)	8,465	588,395	22,728	*
Samuel H. Vickers (11)	4,638	10,000	13,839	*
David C. Wakefield III	63,483	3,151	15,245	*
Mack I. Whittle, Jr. (12)	159,164	—	258,030	*
Directors / Executive Officers as a Group (26 persons) (13)	690,483	1,410,723	650,177	3.7%

*Represents holdings of less than 1% of the outstanding shares of TSFG common stock.

(1)	This is based on information reported to TSFG by its Directors and Executive Officers, and includes shares held by spouses, minor children, affiliated companies, partnerships and trusts over which the named person has beneficial ownership. It also includes shares allocated to individual accounts under TSFG’s 401(k) Plan, ESOP and Deferred Compensation Plan, voting of which is directed by the respective named persons and group members who participate in those plans (except for the Deferred Compensation Plan, which does not have pass-through voting).
(2)	Except as stated below, if a beneficial owner is shown to have sole power, the owner has sole voting and sole investment power, and if a beneficial owner is shown to have shared power, the owner has shared voting power and shared investment power.
(3)	This includes common stock options that are exercisable on March 1, 2007 or that become exercisable within 60 days thereafter.
(4)	The percentages of total beneficial ownership have been calculated based upon 74,536,984 (the shares of TSFG common stock outstanding as of March 1, 2007). Under Rule 13d-3 of the Exchange Act, the percentages have been computed on the assumption that shares of TSFG common stock that can be acquired within 60 days of March 1, 2007, upon the exercise of options by a given person are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.
(5)	Mr. Cheney owns 2,511 shares of restricted stock for which he has sole voting power but no power of disposition.
(6)	Mr. Davis owns 1,150 shares of restricted stock for which he has sole voting power but no power of disposition.
(7)	Mid-Florida Hauling, Inc., Pritchett Holdings, Inc., Pritchett, Inc. and New River Developers, Inc., each of which Mr. Pritchett is a principal, hold 33,661, 138,297, 46,200 and 89,985 shares respectively.
(8)	Mr. Schools owns 1,150 shares of restricted stock for which he has sole voting power but no power of disposition.
(9)	Mr. Terry owns 2,576 shares of restricted stock for which he has sole voting power but no power of disposition.
(10)	Canal Insurance Company, of which Mr. Timmons is a principal, holds 443,438 shares, Canal Insurance Company Pension Trust Plan, of which Mr. Timmons is a trustee, holds 28,024 shares, and the estate of William R. Timmons, Jr., of which Mr. Timmons is a personal representative, holds stock options to purchase an aggregate of 14,245 shares.
(11)	Design Containers, Inc., of which Mr. Vickers is a principal, holds 10,000 shares.
(12)	Mr. Whittle owns 8,904 shares of restricted stock for which he has sole voting power but no power of disposition.
(13)	Executive officers, other than Named Executive Officers, hold 14,104 shares of restricted stock for which those officers have voting power but no power of disposition.

5% BENEFICIAL OWNERS

TSFG knows of no person or group that owns beneficially more than 5% of the outstanding voting power as of March 1, 2007, except for Barrow, Hanley, Mewhinney & Strauss, Inc.

Based on the Schedule 13G filed on February 9, 2007 by Barrow, Hanley, Mewhinney & Strauss, Inc., it holds an aggregate of 4,343,250 shares for the benefit of certain clients, none of which has voting or investment power with respect to more than 5% of TSFG outstanding common stock. Information as to the holdings of Barrow, Hanley, Mewhinney & Strauss, Inc. is set forth in the following table.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
	COMMON STOCK BENEFICIALLY OWNED
NAME OF BENEFICIAL OWNER	SOLE VOTING POWER	SHARED VOTING POWER	SOLE INVESTMENT POWER	SHARED INVESTMENT POWER	Percent of COMMON STOCK *
Barrow, Hanley, Mewhinney & Strauss, Inc. 2200 Ross Avenue, 31st floor Dallas, TX 75201	700,500	3,643,200	4,343,250	-0-	5.8%

* The percent of Common Stock has been calculated based on the same assumptions as set forth in the immediately preceding table.

EXECUTIVE OFFICERS

TSFG’s executive officers are appointed by the Board of Directors and set forth below.

Name	Age	TSFG Offices Currently Held	TSFG Officer Since
Mack I. Whittle, Jr.	58	President and Chief Executive Officer	1986
Andrew B. Cheney	57	Executive Vice President and Chairman – Mercantile Bank	2000
William P. Crawford, Jr.	44	Executive Vice President – General Counsel and Secretary	2002
J. W. Davis	60	President – Carolina First Bank/North Carolina	2003
James R. Gordon	41	Executive Vice President – Chief Financial Officer	2007
H. Lynn Harton	45	Executive Vice President – Chief Risk and Credit Officer	2007
Christopher T. Holmes	43	Executive Vice President – Retail Banking	2006
Mary A. Jeffrey	56	Executive Vice President – Human Resources	2002
Timothy K. Schools	37	Executive Vice President	2004
Maurice J. Spagnoletti	52	President – Carolina First Bank	2006
Kendall L. Spencer	54	President – Mercantile Bank	2000
Michael W. Sperry	60	Executive Vice President – Credit Administration	1998
James W. Terry, Jr.	59	Executive Vice President – Corporate Banking	1991

Biographical information on Mr. Whittle and Mr. Davis are included above with the biographical information of TSFG Directors.

Mr. Cheney has served as Chairman of Mercantile Bank, the Company’s Florida banking subsidiary, since 2006. From 1999 to 2006, Mr. Cheney served as President of Mercantile Bank.

Mr. Crawford has served as General Counsel of TSFG since April 2002. From November 2001 through April 2002, he served as Associate General Counsel of Bowater, Inc., a public company headquartered in Greenville, SC, which is a paper products company.

Mr. Gordon will join TSFG on March 15, 2007 as Executive Vice President and Chief Financial Officer. From December 2004 until his appointment with the Company, Mr. Gordon served as a partner in the Jackson, Mississippi office of Horne LLP, a regional accounting and consulting firm. From April 2004 until November 2004, he served as chief accounting officer of National Commerce Financial Corp. (until acquired by SunTrust Banks), a bank holding company headquartered in Memphis, Tennessee. From June 2002 to April 2004, he served as chief risk officer for Union Planters Corporation (until acquired by Regions Financial), a bank holding company headquartered in Memphis, Tennessee. From 2001 to 2002, he served as a partner of BDO Seidman, LLP. From 1987 to 2001, he served in various positions, including partner, with PricewaterhouseCoopers LLP.

Mr. Harton joined TSFG in February 2007. From June 2004 to December 2006, he served as Chief Credit Officer for Regions Financial Corporation, a bank holding company headquartered in Birmingham, AL. From June 2003 to June 2004, he served as Chief Credit Officer for Union Planters Corporation, a bank holding company headquartered in Memphis, Tennessee. From January 1983 to June 2003, he served as in various senior line and credit administration roles for BB&T Corporation, a bank holding company headquartered in Winston Salem, NC.

Mr. Holmes joined TSFG in 2006 and serves as Executive Vice President in charge of retail banking. From 1991 until 2005, Mr. Holmes served in various officer capacities at National Commerce Financial Corp., primarily in the retail banking area. This included the management of retail banking consulting subsidiary and its Wal-Mart banking division, which operated branches placed in Wal-Mart stores. From 2005 until joining TSFG in 2006, Mr. Holmes served as the head of certain Tennessee and northern Mississippi banking markets for Trustmark Corporation, financial institution headquartered in Jackson, MS.

Ms. Jeffrey has served as Director of Human Resources for TSFG since 2002. From 1999 to 2002, Ms. Jeffrey was the human resources director for the Florida operations of Huntington Bancshares, Inc., a bank holding company headquartered in Columbus, Ohio.

Mr. Schools joined TSFG in October 2004, and since November 2005 has served as the Company’s Chief Financial Officer. From October 2004 to November 2005, Mr. Schools was Chief Risk Officer. From December 2001 to September 2004, Mr. Schools was Director of Investor Relations and Strategic Planning for National Commerce Financial Corp., a bank holding company headquartered in Memphis, TN and from October 1999 to December 2001, Mr. Schools was Director of Investor Relations of SouthTrust Corporation, a bank holding company headquartered in Birmingham, AL. On March 5, 2007, Mr. Schools announced his resignation as Chief Financial Officer effective March 15, 2007. Mr. Schools will continue to work with TSFG through April 30, 2007, assisting in transition matters.

Mr. Spagnoletti joined TSFG in May 2006 and serves as President of Carolina First Bank. He also is responsible for TSFG’s mortgage operations. From 2002 until joining TSFG, Mr. Spagnoletti served as President and CEO of Fifth Third Bank’s Indiana bank subsidiary, and from 2000 to 2002, served as Executive Vice President for that subsidiary, responsible for retail, mortgage, consumer, marketing and human resources.

Mr. Spencer joined the Company in 2000 and has served the Company in various executive capacities, including since 2005 as President of its Florida banking subsidiary. Prior to that, Mr. Spencer was responsible for the retail banking area.

Mr. Sperry has served as Chief Credit Officer of the Company since 1998.

Mr. Terry served as President of Carolina First Bank from 1991 through 2006. Mr. Terry has served as director of Corporate Banking from 2006 to the present.

EXECUTIVE COMPENSATION

DESCRIPTION OF COMPENSATION COMMITTEE

The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the charter is included on the Company’s website, www.thesouthgroup.com, under the Corporate Governance tab. Generally stated, the purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation for the Company’s directors and officers. The Compensation Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies, and programs of the Company. Pursuant to its charter, the Compensation Committee should (i) use its best efforts to develop compensation policies that create a direct relationship between pay levels and corporate performance and returns to shareholders and (ii) vigilantly monitor the results of such policies to assure that compensation payable to the Company’s executives and directors provides overall competitive pay levels, creates proper incentives to enhance shareholder value, rewards superior performance, and is justified by the returns available to shareholders, particularly when compared to the returns received by the shareholders of the Company’s principal competitors.

The Compensation Committee has authority in the charter to delegate its responsibilities to a subcommittee, and from time to time, has done so. Moreover, it has the authority to delegate certain authority and responsibility to management; however, to date it has not done so in any material respect. The only delegation to management in 2006 was with respect to the LTIP. In that instance, the Compensation Committee (and ultimately the entire Board) approved the exact number of shares to be issued to the CEO and the executive officers, and the pool of LTIP shares to be issued to the remaining officers who participate in the LTIP. It delegated to the CEO the authority to make the final allocations of those pool shares among that third group of officers.

Management, and in particular, the CEO, has played a role in making recommendations to the Compensation Committee (except that the CEO has not made recommendations with respect to his own compensation or as to director compensation). These include recommendations as to the total option pool that should be made available for option grants for the broader group of Company officers, the persons who should participate in the MPIP and the LTIP and their respective target bonus amounts, and the base salary and actual bonus amounts to be paid to of the top 12 to 14 executive officers.

The Compensation Committee has engaged a nationally known compensation consultant Semler Brossy Consulting Group, LLC (“Semler Brossy”), to provide advice and recommendations with respect to virtually all aspects of the Company’s compensation program, including director compensation, base salary levels, structure and types of incentive plans, peer data and industry trends, among other things. No final decisions or authority have been delegated to Semler Brossy. The Compensation Committee, from time to time, also engages third party legal counsel. Semler Brossy’s assignment has been to provide advice and recommendations as to the matters described above in a manner consistent with the fact that they have been engaged by the Compensation Committee and not by management. Please refer to the paragraph entitled “Outside Consultants” in the Compensation Discussion and Analysis included below for additional information regarding Semler Brossy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Committee is comprised of four independent, non-employee members of the Board of Directors, none of whom have interlocking relationships as defined by the Securities and Exchange Commission and all of whom meet the definition of “independent director” as currently promulgated by the NASD and the NASDAQ Stock Market.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid by TSFG during the 2006 fiscal year to TSFG’s CEO, CFO and to each of the three most highly compensated executive officers other than the CEO and CFO who were executive officers at December 31, 2006 (collectively, the “Named Executive Officers”) for services rendered in all capacities to TSFG and its subsidiaries. For purposes of the table, all bonus and non-equity incentive plan compensation included for 2006 was actually paid in the first quarter of 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value And Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Mack I. Whittle, Jr. Chairman and CEO	2006	$879,640		$777,174	$40,090	$584,500	$992,853	$380,168	(4)	$3,654,155
Timothy K. Schools CFO	2006	296,000		50,516	71,048	160,000	194,957	36,963	(5)	809,484
Andrew B. Cheney Chairman, Mercantile Bank	2006	305,140	$75,000	47,170	32,782	—	124,096	440,450	(6)	1,024,638
John C. DuBose Retired	2006	341,800		62,203	32,782	151,900	206,122	3,126,489	(7)	3,921,296
James W. Terry, Jr. EVP Corp. Banking	2006	338,740	150,000	116,279	33,409	—	975,287	1,271,554	(8)	2,885,269

(1)	These amounts represent the dollar amount of compensation cost recognized during 2006 based on the grant date fair value of the Named Executive Officer’s stock awards in accordance with SFAS 123R. See Note 25 to the audited consolidated financial statements included in TSFG’s Annual Report on Form 10-K filed on February 28, 2007 for the assumptions used in determining compensation cost on stock awards granted in accordance with SFAS 123R. At his retirement on December 31, 2006, Mr. DuBose forfeited 10,667 shares underlying a restricted stock unit award with provisions such that (1) vesting of 2,667 of the shares was based on Mr. DuBose’s continued employment, and (2) vesting of 8,000 of the shares was contingent upon TSFG’s achievement of certain performance criteria over a period ending on December 31, 2008. In accordance with Item 402(c)(vi) of Regulation S-K, the compensation cost included in the table above does not include any forfeiture adjustment.
(2)	These amounts represent the dollar amount of compensation cost recognized during 2006 based on the grant date fair value of the Named Executive Officer’s option awards in accordance with SFAS 123R. See Note 25 to the audited consolidated financial statements included in TSFG’s Annual Report on Form 10-K filed on February 28, 2007 for the assumptions used in determining compensation cost for options granted in accordance with SFAS 123R. There were no forfeitures of option awards by any Named Executive Officer during 2006.
(3)	Included in the amounts in this column are (1) $13,200 contributed to the TSFG 401(k) Plan, and (2) $1,112 contributed to the TSFG Employee Stock Ownership Plan for each Named Executive Officer. Each of the Named Executive Officers, except Mr. Schools, is fully vested in the amounts contributed to the TSFG 401(k) Plan on their behalf.
(4)	This is comprised of (1) $146,413 in premiums paid on behalf of Mr. Whittle with respect to insurance not generally available to all TSFG employees, (2) $13,500 paid in matching contributions to charitable organizations made pursuant to TSFG’s charitable awards programs for executive officers, (3) $40,106 paid in connection with the Deferred Compensation Plan, (4) $10,868 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units, (5) $6,345 paid for tax and financial advisory services, (6) $4,974 paid for annual physical examination, (7) $18,781 paid for personal use of the Company airplane, and (8) $124,869 in taxes paid with respect to certain benefit and contractual obligations. The Board, by policy, has endorsed the CEO’s use of the Company airplane to limit travel time, protect the confidentiality of travel and Company business, and enhance personal security.
(5)	This is comprised of (1) $3,673 in premiums paid on behalf of Mr. Schools with respect to insurance not generally available to all TSFG employees, (2) $3,750 paid in matching contributions to charitable organizations made pursuant to TSFG’s charitable awards program for executive officers, (3) $9,307 paid in connection with the Deferred Compensation Plan, (4) $1,946 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units, (5) $2,370 paid for tax and financial advisory services, (6) $1,605 in taxes paid with respect to certain benefit and contractual obligations.
(6)	This is comprised of (1) $7,057 in premiums paid on behalf of Mr. Cheney with respect to insurance not generally available to all TSFG employees, (2) $15,000 paid in connection with the Deferred Compensation Plan, (3) $2,192 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units, (4) $9,850 paid for tax and financial advisory services, (5) $5,581 in taxes paid with respect to certain benefit and contractual obligations, and (6) $386,458 which became irrevocably payable in 2006 to Mr. Cheney which will be paid either during 2007 or upon termination of employment.
(7)	This is comprised of (1) $21,782 in premiums paid on behalf of Mr. DuBose with respect to insurance not generally available to all TSFG employees, (2) $32,735 paid in connection with the Deferred Compensation Plan, (3) $2,940 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units, (4) $5,795 paid for tax and financial advisory services, (5) $11,425 in taxes paid with respect to certain benefit and contractual obligations, (6) $3,000,000 which is payable to Mr. DuBose in 2007 in connection with his retirement from TSFG on December 31, 2006, and (7) $37,500 which is the value of an automobile transferred to Mr. DuBose upon his retirement.
(8)	This is comprised of (1) $12,915 in premiums paid on behalf of Mr. Terry with respect to insurance not generally available to all TSFG employees, (2) $30,734 paid in connection with the Deferred Compensation Plan, (3) $2,689 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units (4) $4,735 paid for tax and financial advisory services, (5) $10,366 paid for annual physical examination, (6) $10,684 in taxes paid with respect to certain benefit and contractual obligations, (7) $678,900 which became payable to Mr. Terry in 2006 and will be paid during 2007 and 2008, and (8) $506,219 which is irrevocably payable upon Mr. Terry’s retirement.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning plan-based awards by TSFG during the fiscal year ended December 31, 2006 to the Named Executive Officers in connection with services rendered in all capacities to TSFG and its subsidiaries. All non-equity awards reflected in the table were issued under the TSFG Management Performance Incentive Plan and all equity awards reflected were issued under the TSFG Long-Term Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
M. Whittle	2/22/06	417,500	835,000	2,087,500
	4/21/06							16,667			447,176
	4/21/06				16,667	33,334	50,000				894,352	(4)
	9/3/06							400,000			10,800,000	(3)
	12/14/06								50,000	25.95	325,252
T. Schools	2/22/06	105,000	210,000	525,000
	4/21/06							4,000			107,320
	4/21/06				4,000	8,000	12,000				214,640	(4)
	12/14/06								25,000	25.95	162,626
A. Cheney	2/22/06	(5)	(5)	503,125
	4/21/06							2,000			53,660
	4/21/06				2,000	4,000	6,000				107,320	(4)
J. DuBose	2/22/06	108,500	217,000	542,500
	4/21/06							4,000			107,320
	4/21/06				4,000	8,000	12,000				214,640	(4)
J. Terry	2/22/06	108,500	217,000	542,500
	4/21/06							3,333			89,424
	4/21/06				3,334	6,667	10,000				178,848	(4)

(1)	In connection with the TSFG Management Performance Incentive Plan, the awards for 2006 performance, which vested subject to employment on December 31, 2006, were paid in February 2007 at less than the target level in amounts determined by the Compensation Committee. The threshold amounts shown in the first column are 50% of the target amount for each named executive officer. The target amounts shown in the second column are (1) 100% of 2006 base salary for Mr. Whittle, and (2) 70% of base salary for each of Messrs. Schools, DuBose and Terry. The maximum amounts shown in the third column are (1) 250% of the target amount for Mr. Whittle, and (2) 175% of the target amount for each of the other Named Executive Officers.
(2)

Vesting of each of these awards is subject to the following performance conditions: (1) compound annual growth in GAAP EPS, 2006-2008 against peer banks (as outlined in “Compensation Discussion and Analysis”), and (2) 2008 Return on Equity compared to pre-established targets. Each Named Executive Officer has the opportunity to earn up to 150% of the target amount on the performance-based component for performance that would place TSFG in the 80th percentile of the Peer Group. Based on 2006 performance, the projected payout of the performance-based component is below target levels.

(3)	Mr. Whittle will receive dividend equivalent units on the September 3, 2006 grant of 400,000 restricted stock units as and when cash dividends are paid on TSFG’s common stock. The dividend equivalents will be converted into additional restricted stock units that vest on the same basis as the underlying RSUs. Both the RSUs and any additional restricted stock units accrued as dividend equivalents will, to the extent vested, be paid in the form of shares of TSFG’s common stock on January 31 of the year following the year of Mr. Whittle’s termination of employment.
(4)	Amounts reflected are the FAS 123R grant date fair value with respect to the number of shares issuable at the achievement of the target performance goals. Subsequent to the second quarter of 2006, the Company determined that it was unlikely that the performance goals would be achieved at any level. Therefore, no compensation expense was recorded in 2006 with respect to these performance awards and all accruals made during 2006 were reversed. Additionally, the award to Mr. DuBose was cancelled on December 31, 2006 upon his retirement.
(5)	Mr. Cheney’s bonus was in the discretion of the Company CEO.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information with respect to outstanding equity awards held by each Named Executive Officer on December 31, 2006.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
M. Whittle(4)	18,075		15.69	8/20/07
	13,627		31.26	12/17/07
	13,627		21.56	12/17/07
	13,627		24.79	12/17/07
	13,627		28.03	12/17/07
	15,506		21.50	1/2/08
	18,075		24.38	8/19/08
	50,000		20.50	9/15/08
	34,475		22.34	8/18/09
	16,400		13.16	8/16/10
	16,400		18.73	8/15/11
	14,286		18.00	1/2/12
	12,301	4,101	21.42	1/2/13
	2,602	2,602	28.30	1/16/14
		50,000	25.95	12/14/16
				2/1/09	7,524	200,064
					16,667	443,175
				2/1/09			33,333	886,324
				1/17/08	7,775	206,737
				9/3/13	402,597	10,636,000
T. Schools	16,667	8,333	31.96	12/15/14
		25,000	25.95	12/14/16
				2/1/09	1,725	45,868
					4,000	106,360
				2/1/09			8,000	212,720
A. Cheney	20,000		15.59	1/26/10
	5,000		13.16	8/16/10
	3,125		18.73	8/15/11
	5,879		18.00	1/2/12
	4,968	1,656	21.42	1/2/13
	910	911	28.30	1/16/14
				2/1/09	1,725	45,868
					2,000	53,180
				2/1/09			4,000	106,360
				1/17/08	2,722	72,378

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. DuBose	25,000		24.84	3/31/07
	10,700		22.34	3/31/07
	5,000		13.16	3/31/07
	5,000		18.73	3/31/07
	5,585		18.00	3/31/07
	6,624		21.42	3/31/07
	1,821		28.30	3/31/07
J. Terry	8,328		31.26	12/17/07
	8,328		21.56	12/17/07
	8,328		24.79	12/17/07
	8,328		28.03	12/17/07
	4,609		21.50	1/2/08
	3,360		24.38	8/19/08
	10,700		22.34	8/18/09
	5,000		18.73	8/15/11
	5,879		18.00	1/2/12
	4,968	1,656	21.42	1/2/13
	954	954	28.30	1/16/14
				2/1/09	1,725	45,868
					3,333	88,624
				2/1/09			6,667	177,276
				1/17/08	2,851	75,808

Footnotes to the tables set forth on pages 21 and 22.

(1)	All options set forth in this table have a grant date that is ten years prior to the referenced expiration date. All of these options vest 20% per year on each of the five anniversaries subsequent to the grant date.
(2)	For each Named Executive Officer, the first amount referenced in this column as expiring on 2/1/09 relates to shares which were granted on January 31, 2005 and that vest 20% on each of the five anniversaries subsequent to the grant date. For each Named Executive Officer, the second amount referenced in this column as expiring on 2/1/09 relates to restricted stock units that were granted on April 21, 2006 and that vested as to one-third of the underlying shares on January 31, 2007 and will vest as to an additional one-third on each of January 31, 2008 and January 31, 2009.
(3)	All amounts referenced in this column as expiring on 2/1/09 were granted on April 21, 2006. The shares representing these amounts are subject to TSFG meeting certain performance criteria, and if such criteria are met, these shares will vest immediately subsequent to December 31, 2008 after the determination of financial results for the 2008 fiscal year.
(4)	Of the 402,597 RSUs referenced as expiring on 9/3/13, 400,000 were granted on September 3, 2006 and the balance are dividend equivalent units that will be converted into additional restricted stock units that vest on the same basis as the underlying RSUs. The 400,000 RSUs will vest in seven equal annual installments commencing on September 3, 2007, and the underlying dividend equivalent units will vest on the same basis as the RSUs. The shares referenced as expiring on 1/17/08 were granted on January 16, 2004 and vest 20% on each of the five anniversaries subsequent to January 16, 2004.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to exercises of stock options and vesting of stock awards held by each Named Executive Officer during the fiscal year which ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized On Vesting ($)
M. Whittle	—	—	6,394	(1)	$172,041
T. Schools	—	—	575		14,996
A. Cheney	—	—	1,935		52,314
J. DuBose	—	—	6,382		170,560
J. Terry	—	—	2,000		54,098

(1)	Receipt of these shares was deferred by Mr. Whittle pursuant to the terms of the Deferred Compensation Plan.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

TSFG maintains non-qualified Supplemental Executive Retirement Plans (“SERPs”) for certain executive officers. These plans provide salary continuation benefits after the participant reaches normal retirement age (age 65) or early retirement (age 55 and 7 years of service) and continue for 15 years. The SERPs also provide limited benefits in the event of early termination or disability while employed by TSFG and full benefits to the officer’s beneficiaries in the event of the officer’s death. The officers vest in the benefits over a number of years as defined by the SERPs, usually 10 years. In the event of a change of control of TSFG as defined in the SERPs, the officers become 100% vested in the total benefit. TSFG has purchased life insurance policies on these officers in order to fund the payments required by the SERPs. However, the SERPs are unfunded plans which means there are no specific assets set aside by TSFG in connection with the plans. The executive has no rights under the agreement beyond those of a general creditor of the bank. TSFG has currently entered into SERP contracts with approximately 14 active executives, five of whom are Named Executive Officers.

All benefits earned under the SERPs are calculated as a specified percentage of the annual average of the highest three fiscal years of compensation (defined as annual base salary and annual bonus) earned by the executive during the last ten fiscal years of employment. The SERP provides benefits that would otherwise be denied participants under a qualified retirement plan because of Internal Revenue Code limitations on qualified plan benefits, as well as additional benefits that serve to attract and retain high quality senior executive talent for the organization. The specified percentage for normal retirement benefits for most of the SERPs begin at 40% until the executive has been employed five years, at which time it increases to 60%. The specified percentage for early retirement benefits generally begin at 30% upon reaching eligibility for early retirement, and increase by 3% per year until normal retirement, at which point it becomes 60%. The specified percentage for early retirement benefits for Mr. Whittle at December 31, 2006 was 59%. The specified percentage for early retirement benefits for Mr. Whittle increases to 60% in 2007.

The table below shows the present value of accumulated benefits under SERP agreements by each Named Executive Officer.

SERP Plan Benefits

Name	Years of Credited Service	Normal Retirement Present Value of Accumulated Benefits ($)(1)(2)	Early Retirement Present Value at December 31, 2006 ($)(1)	Payments During Last Fiscal Year ($)
M. Whittle	21	$10,949,358	$6,069,475	—
T. Schools	3	10,424,200	—	—
A. Cheney	7	—	907,899	—
J. DuBose	8	—	862,405	—
J. Terry	16	—	1,722,471	—

(1)	The discount rate used to calculate present value benefits is 5.45%, Moody’s Aa Corporate Bond rate as of December 31, 2006.
(2)	The Normal Retirement Benefit is the highest 3-year average compensation times the applicable benefit percentage. Estimated amounts are based on current compensation grown annually at 5%.

NONQUALIFIED DEFERRED COMPENSATION PLAN

TSFG maintains Deferred Compensation Plans for its executive officers and directors. TSFG’s original deferred compensation plan was implemented March 3, 2000 (the “Prior Plan”). In connection with amendments to Internal Revenue Code Section 409A, the Prior Plan was frozen as of December 31, 2004 so that the benefits payable under the Prior Plan are limited to those benefits, including earnings accrued after December 31, 2004, that are not subject to Code Section 409A because they were earned and vested as of December 31, 2004 (i.e., they are “grandfathered” within the meaning of applicable Treasury Regulations). The Prior Plan is substantially similar to the current Deferred Compensation Plan, except for amendments mandated by Section 409A.

The following paragraph provides a general description of the current Deferred Compensation Plan (as used in this section, the “Plan”), but is qualified in all respects to the terms of the Plan itself, which has been filed by TSFG as a material agreement in its Annual Report on Form 10-K.

Participation in the Plan is limited to certain “highly compensated employees” (as defined in ERISA) and Directors of TSFG, as determined by the Compensation Committee in its sole discretion. From that group, the Committee selects, in its sole discretion, employees and directors to participate in the Plan. All directors have been selected for participation. Approximately 35 employees participate in the Plan. Each employee participant must be a participant in the TSFG 401(k) plan. Cash compensation may be deferred. Minimum deferrals are $1,000. Maximum deferrals are 80% of base and 100% of bonus and director fees. Irrevocable initial deferral elections must be made within various timeframes prescribed in the Plan, with special rules applicable to deferrals related to performance based compensation. TSFG matches up to a maximum of 10% of such, provided that director fees are not eligible for the Company match. Participants are 100% vested in their deferral accounts. A participant does not vest in Company match amounts until the fifth year anniversary of the match, at which point the Participant shall become 100% vested in such Amount, provided that he has remained continuously employed by one or more Employers during such period, and provided further that in the event of a change in control, or upon a participant’s retirement, death or disability, the match amount becomes 100% vested. Participants elect one or more investment alternatives made available. There is a TSFG stock fund that is available to all participants except those who are “reporting persons” under Section 16 of the Securities Exchange Act of 1934. Distributions may be made under various circumstances and pursuant to detailed rules set forth in the Plan, including in-service distributions if adequately designated in advance by the participant, distributions upon unforeseeable emergencies (determined in the discretion of the Compensation Committee), distributions upon a change in control of TSFG (if so elected by the participant) and distributions upon retirement, termination of employment, death and disability. Participants and their beneficiaries, heirs, successors and assigns have no legal or equitable rights, interests or claims in any property or assets of TSFG. For purposes of the payment of benefits under the Plan, any and all of TSFG’s assets remain the general, unpledged, unrestricted assets of TSFG.

The table below sets forth the matters with respect to both the Prior Plan and the current plan on a combined basis.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
M. Whittle	$172,040	$40,106	$12,700	—	$422,456
T. Schools	93,072	9,307	54,340	—	429,984
A. Cheney	0	15,000	19,648	—	201,279
J. DuBose	0	32,735	5,493	—	203,111
J. Terry	60,000	30,734	46,943	—	597,190

(1)	This amount is included in the amount shown in the All Other Compensation column of the Summary Compensation Table.
(2)	TSFG contributions paid on behalf of each Named Executive Officer for this year and for the previous two years are shown below. All such amounts have been reported in the Summary Compensation Table for the year in which they were paid to the extent that the individual was a Named Executive Officer in that year.

Name	2006 ($)	Past Two Years ($)	Total ($)
Mack I. Whittle, Jr.	$40,106	$80,212	$120,318
Timothy K. Schools	9,307	25,643	34,950
Andrew B. Cheney	15,000	30,000	45,000
John C. DuBose	32,735	67,735	100,470
James W. Terry, Jr.	30,734	66,777	97,511

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Mack I. Whittle, Jr.

TSFG and Mr. Whittle entered into an employment agreement dated September 3, 2006. The following is a summary of its material provisions. TSFG agreed to employ Mr. Whittle until his 65th birthday (November 2013), as its Chairman and CEO. TSFG must use its best efforts to cause him to be elected to the Board of Directors. His services are to be performed from Greenville, South Carolina. His base salary was set at $835,000 to be reviewed annually for potential increases. Mr. Whittle participates in the MPIP and LTIP at levels within the Board’s discretion, consistent with TSFG’s practices with other executive officers. Mr. Whittle is eligible to participate in TSFG’s 401(k), its SERP and other plans and programs provided by TSFG to other senior executives. Mr. Whittle is also entitled to fringe benefits and perquisite plans on a basis commensurate with his position.

On September 3, 2006, TSFG granted Mr. Whittle 400,000 restricted stock units (the “RSUs”), per TSFG’s LTIP plan. The RSUs vest in seven equal annual installments commencing on September 3, 2007, but also vest immediately on a termination without cause, a termination by Mr. Whittle for “good reason”, upon his death or disability or upon a change in control. Dividend equivalents accrue on the RSUs, and are converted into additional restricted stock units that vest on the same basis as the underlying RSUs. All vested RSUs and any additional restricted stock units accrued as dividend equivalents will be paid on the January 31 immediately following Mr. Whittle’s termination of employment.

Mr. Whittle’s employment may be terminated by him voluntarily at early retirement or at normal retirement, by him for “good reason”, by TSFG for cause or without cause, or by his death or disability. The term “good reason” is generally defined as TSFG breaching the agreement,

Mr. Whittle being assigned duties inconsistent with his position or TSFG requiring Mr. Whittle to relocate. The table below sets forth the compensation payable to Mr. Whittle in each such situation. In each case, the payments must be made in a lump sum, unless indicated otherwise, or unless Mr. Whittle elects a non-lump sum alternative. All unvested forms of compensation vest upon a termination of Mr. Whittle’s employment by him for good reason, or by TSFG in the absence of cause. Mr. Whittle’s agreement provides that he will be entitled to a “gross-up” payment to compensate him for any excise tax liability under Section 4999 of the Internal Revenue Code. Mr. Whittle is obligated for the one-year period following his termination of employment, not to solicit or hire TSFG employees. Also, Mr. Whittle has agreed that for the one-year period after termination (or two-year period in the case of a termination following a Change in Control) he will not compete (broadly defined) against TSFG in any state in which TSFG conducts its business.

Benefit	Early Retirement (1)	Good Reason; Involuntary – Not for Cause	For Cause Termination	Change in Control (2)	Death or Disability
Cash Compensation
Base Salary	-0-	$2,638,920	-0-	$2,638,920	-0-
Cash Bonus (MPIP)	-0-	$1,894,500	-0-	$1,894,500	-0-
Equity Compensation
LTIP Restricted Stock and Units	-0-	$1,736,300	-0-	$1,736,300	-0-
Restricted Stock Units (per Employment Contract)	-0-	$10,705,054	-0-	$10,705,054	$10,705,054
Stock Options (3)	-0-	$374,571	-0-	$374,571	$187,285
Benefits and Perquisites
SERP	-0-	-0-	-0-	$102,872	-0-
Life and Disability Insurance Payments	-0-	$439,239	-0-	$439,239	-0-
Aircraft	-0-	-0-	-0-	-0-	-0-
Accrued Vacation Pay (4)	$64,231	$64,231	$64,231	$64,231	64,231
Financial Planning	-0-	$19,035	-0-	$19,035	-0-
Tax Gross Up on Perqs	-0-	$331,317	-0-	$331,317	-0-
280G Tax Gross Up	-0-	-0-	-0-	$5,751,722	-0-
Deferred Compensation Contribution	-0-	$120,318	-0-	$120,318	-0-
Executive Physical	-0-	$14,992	-0-	$14,992	-0-
Charitable Match	-0-	$40,500	-0-	$40,500	-0-
Health Benefits	-0-	$24,351	-0-	$24,351	-0-
TOTAL	$64,231	$18,403,328	$64,231	$24,257,922	$10,956,570

(1)	A voluntary termination by Mr. Whittle will be treated as an Early Retirement due to his age and tenure with TSFG. Mr. Whittle is not eligible for “normal retirement” until age 65.
(2)	Except for the restricted stock and restricted stock units referenced under “Equity Compensation”, which vest immediately upon a change in control, the change in control must be accompanied by a termination of employment in order to receive the benefits set forth in this column.
(3)	Stock options under the SOP will accelerate 50% based on disability before 65 and 100% after 65.
(4)	This assumes that Mr. Whittle has not utilized any vacation during the applicable 12 month period.

Timothy K. Schools

TSFG and Mr. Schools entered into an employment agreement dated October 4, 2004. On March 5, 2007, Mr. Schools announced his resignation as chief financial officer effective March 15, 2007. The following is a summary of the material provisions of his October 4, 2004 employment agreement which remains in effect until his employment is officially terminated.

The term of the contract was a “rolling” three years. TSFG agreed to employ Mr. Schools in an executive officer capacity, having such duties as are assigned by the Board of Directors. His base salary was determined by the Board of Directors from time to time. Mr. Schools was entitled to participate in the MPIP and the LTIP at levels within the Board’s discretion. Mr. Schools was eligible to participate in TSFG’s 401(k), its SERP and other plans and programs provided by TSFG to other senior executives of the Company. Mr. Schools was also entitled to fringe benefits and perquisite plans and programs on a basis commensurate with his position.

Mr. Schools’ agreement allowed that his employment could be terminated by him voluntarily at early retirement or at normal retirement, by him for “good reason”, by TSFG for cause or without cause, or by his death or disability. The term “good reason” is generally defined as TSFG breaching the agreement, Mr. Schools being assigned duties inconsistent with his position or TSFG requiring Mr. Schools to relocate. The table below sets forth the compensation that would have been payable to Mr. Schools in each such situation. All unvested forms of compensation would have vested upon a termination of Mr. Schools’ employment by him for good reason, or by TSFG in the absence of cause. Mr. Schools is obligated for the three-year period following his termination of employment, not to solicit or hire TSFG employees. Also, Mr. Schools has agreed that for the three-year period after termination not to work for a financial institution where he works in, consults with respect to, oversees or otherwise services any market area or customers over which Mr. Schools had responsibility at the time of his termination or during the two years immediately prior to such termination.

Benefit	Voluntary Termination (pre-CIC) (1)	Voluntary Termination (post-CIC) (1)	Good Reason; Involuntary – Not for Cause	For Cause Termination	Change in Control (2)	Death or Disability
Cash Compensation
Base Salary	-0-	$300,000	$972,000	-0-	$972,000	-0-
Cash Bonus (MPIP)	-0-	$126,666	$380,000	-0-	$380,000	-0-
Equity Compensation
LTIP Restricted Shares and Units	-0-	-0-	$420,439	-0-	$420,439	-0-
Stock Options	-0-	-0-	$254,501	-0-	$254,501	-0-
Benefits and Perquisites
SERP	-0-	-0-	-0-	-0-	$245,159	-0-
Life/Disability Insurance Payments	-0-	-0-	$11,019	-0-	$11,019	-0-
Aircraft	-0-	-0-	-0-	-0-	-0-	-0-
Disability	-0-	-0-	-0-	-0-	-0-	-0-
Accrued Vacation Pay	-0-	-0-	-0-	-0-	-0-	-0-
Financial Planning	-0-	-0-	$7,110	-0-	$7,110	-0-
Tax Gross Up on Perqs	-0-	-0-	$4,815	-0-	$4,815	-0-
280G Tax Gross Up	-0-	-0-	-0-	-0-	-0-	-0-
Deferred Compensation Contribution	-0-	-0-	-0-	-0-	-0-	-0-
Executive Physical	-0-	-0-	$5,000	-0-	$5,000	-0-
Charitable Match	-0-	-0-	-0-	-0-	-0-	-0-
Health Benefits	-0-	-0-	$16,234	-0-	$16,234	-0-
TOTAL	-0-	-0-	$2,071,118	-0-	$2,316,277	-0-

(1)	Given Mr. Schools’ age and tenure with the Company, he would not qualify for Early Retirement or Normal Retirement under any agreements or compensation plans.
(2)	Except for the restricted stock shares and units referenced under “Equity Compensation”, which would vest immediately upon a change in control, the change in control must be accompanied by a termination of employment in order to receive the benefits set forth in this column.

James W. Terry, Jr.

TSFG and Mr. Terry entered into an employment agreement dated May 30, 2001, which was subsequently amended by an amendment dated April 25, 2006 and a second amendment dated

December 26, 2006. The following is a summary of Mr. Terry’s employment contract arrangements with TSFG: TSFG agrees to employ Mr. Terry as Director of Corporate Banking until a date agreed upon by TSFG and Mr. Terry (currently anticipated to be September 30, 2007). At that point, Mr. Terry will become Director of Community Relations and hold such position until his retirement, which is scheduled to be at the conclusion of the subsequent twelve month period (the “Consulting Period”). The last amendment to Mr. Terry’s agreement provides that he is not required to perform services to receive the compensation set forth below. Mr. Terry’s base salary will be $310,000 until the start of the Consulting Period, and his base salary for the Consulting Period will be $601,400. Mr. Terry’s cash bonus (per the MPIP) for 2006 was guaranteed to be a minimum of $150,000, and $150,000 was, in fact, paid to him for 2006. Mr. Terry will not be eligible for an annual cash bonus once the Consulting Period begins. For the current period through the Consulting Period, Mr. Terry may receive LTIP awards in the discretion of the Board.

Upon completion of the Consulting Period, Mr. Terry will (i) vest in all stock options then held by him, (ii) vest in all shares of restricted stock issued to Mr. Terry on or before April 25, 2006, (iii) vest in other restricted shares per the terms of the applicable stock award, and (iv) fully vest in amounts held by him in his Deferred Compensation Plan account. Mr. Terry will continue to participate in the SERP plan through the end of the Consulting Period, and will be entitled to a 50% early retirement benefit under the SERP at that time. Mr. Terry is eligible to participate in TSFG’s 401(k), and other plans and programs provided by TSFG to other senior executives of the Company. Mr. Terry is also entitled to fringe benefits and perquisite plans and programs on a basis commensurate with his position. In addition to other immaterial items, TSFG will contribute $24,724 per year into Mr. Terry’s Deferred Compensation Plan account and provide him with a car allowance of $28,750 through the last day of the Consulting Period.

The table below sets forth the compensation payable to Mr. Terry under various termination situations. Upon termination for any reason, Mr. Terry will be vested in all equity awards and will get credited with service to the same extent as he would had he worked through the remainder of term. Furthermore, all unvested forms of compensation vest upon a termination of Mr. Terry’s employment by him for good reason, or by TSFG in the absence of cause. If Mr. Terry’s employment is terminated by him for good reason after a change in control during the Consulting Period, he is entitled to three times his annual compensation immediately prior to the start of the Consulting Period. Mr. Terry is obligated for the two-year period following his termination of employment, not to enter into an employment consulting arrangement with any other depository institution having a presence in South Carolina and those counties in Florida or North Carolina in which TSFG has a physical presence.

Benefit	Early Retirement (1)	Good Reason; Involuntary – Not for Cause (1)	For Cause Termination (1)	Change in Control (2)	Death or Disability (1)
Cash Compensation
Severance Payment	$567,552	$567,552	$567,552	$567,552	$567,552
Base Salary	$678,900	$678,900	$678,900	1,016,220	$678,900
Cash Bonus (MPIP)	-0-	-0-	-0-	$480,000	-0-
Equity Compensation
LTIP Restricted Shares and Units	$210,300	$210,300	$210,300	$387,576	$210,300
Stock Options (unvested and accelerated)	$18,983	$18,983	$18,983	$18,983	$18,983
Benefits and Perquisites
SERP	-0-	-0-	-0-	$293,340	-0-
TOTAL	$1,475,735	$1,475,735	$1,475,735	$2,763,671	$1,475,735

(1)	Given Mr. Terry’s age and tenure with the Company, any resignation would be considered “early retirement” under applicable agreements or compensation plans. Pursuant to Mr. Terry’s employment agreement, he does not have to continue to work to receive the payments set forth in this column (and the Company has already expensed these amounts). Nevertheless, these amounts are reflected here because Mr. Terry is not entitled to receive them until his employment is officially terminated.
(2)	Except for the restricted stock shares and units referenced under “Equity Compensation”, which vest immediately upon a change in control, the change in control must be accompanied by a termination of employment in order to receive the benefits set forth in this column.

Andrew B. Cheney

TSFG and Mr. Cheney entered into an employment agreement dated March 31, 2000, which was subsequently amended on December 7, 2005, June 1, 2006, and December 28, 2006. The December 28, 2006 amendment provides that he is not required to perform services to receive the compensation set forth below. The following is a summary of the material employment agreement provisions between TSFG and Mr. Cheney:

TSFG agrees to employ Mr. Cheney until January 31, 2008 as an executive officer and Chairman of Mercantile Bank. His base salary will be $287,500 through the end of the term. Mr. Cheney will participate in the MPIP and the LTIP at the CEO’s and Board’s discretion. Mr. Cheney has a SERP agreement with TSFG, and it was agreed that he became eligible for early retirement benefits thereunder on January 17, 2007. Mr. Cheney is eligible to participate in TSFG’s 401(k) and other plans and programs provided by TSFG to other senior executives of TSFG. Mr. Cheney is also entitled to fringe benefits and perquisite plans and programs on a basis commensurate with his position.

TSFG may terminate Mr. Cheney’s employment for cause, if Mr. Cheney dies or becomes disabled, or without cause. If TSFG terminates Mr. Cheney’s employment for any reason or Mr. Cheney terminates his employment for any reason prior to a change in control, TSFG is obligated to pay Mr. Cheney the amounts he would have earned for the remainder of the term. If Mr. Cheney is terminated other than for cause after a change in control, he will receive three times his annual compensation. If Mr. Cheney is terminated for cause after a change in control, he is entitled to one times his annual compensation. Upon termination for any reason, Mr. Cheney will be vested in all equity awards and will be credited with service to the same extent as he would had he worked through the remainder of term. If TSFG terminates Mr. Cheney’s employment other than for cause after a change in control, all amounts paid to him will be grossed up for applicable income taxes and for any excise tax imposed by Section 4999 of the Internal Revenue Code. Mr. Cheney is obligated for the three-year period following his termination of employment (other than a termination after a change in control), not to enter into an employment or consulting arrangement with any other financial institution having a physical presence in the states of Florida and South Carolina.

Benefit	Voluntary Retirement (pre CIC)		Good Reason; Involuntary – Not for Cause	For Cause Termination (pre-CIC)	Voluntary Retirement/ For Cause Termination (post-CIC)	Change in Control (1)	Death or Disability
Cash Compensation
Base Salary	$330,568	(2)	$330,568	$330,568	$305,140	$915,420	$330,568
Cash Bonus (MPIP)	-0-		-0-	-0-	$160,000	$480,000	-0-
Equity Compensation
LTIP Restricted Shares and Units	$138,401		$156,136	$138,401	$156,136	$262,496	$138,401
Stock Options	$18,568		$18,568	$18,568	$18,568	$18,568	$18,568
Benefits and Perquisites
SERP	-0-		-0-	-0-	-0-	$742,827	-0-
Life/Disability Insurance Payments	$7,057		$7,057	$7,057	$7,057	$7,057	$7,057
Financial Planning	$9,850		$9,850	$9,850	$9,850	$9,850	$9,850
Tax Gross Up on Perqs	$5,581		$5,581	$5,581	$5,581	$5,581	$5,581
280G Tax Gross Up	-0-		-0-	-0-	-0-	$506,947	-0-
Deferred Compensation Contribution	$15,000		$15,000	$15,000	$15,000	$15,000	$15,000
Health Benefits	$8,117		$8,117	$8,117	$8,117	$8,117	$8,117
TOTAL	$533,142		$550,877	$533,142	$710,877	$2,971,863	$533,142
(1)	Except for the restricted stock shares and units referenced under “Equity Compensation”, which vest immediately upon a change in control, the change in control must be accompanied by a termination of employment in order to receive the benefits set forth in this column.
(2)	This amount will be reduced by base salary paid from January 31, 2007 through the date of termination.
(3)	Mr. Cheney is not eligible for Normal Retirement because he is less than 65 years of age. Accordingly, any amounts payable upon a retirement would be those set forth in the Early Retirement column.
(4)	Under Mr. Cheney’s original employment agreement, he was not entitled to benefits upon termination of employment due to death or disability. However, because of the subsequent agreement between TSFG and Mr. Cheney to the effect that he does not have to provide services to receive the compensation set forth in his original agreement, he would be entitled to receive the amounts set forth in column entitled “Early Retirement (Pre CIC)” upon his death or disability.

John C. DuBose

Through December 31, 2006, Mr. DuBose was employed by TSFG as an executive vice president, responsible for, among other things, technology operations. His employment was subject to an employment agreement with TSFG dated January 1, 2002, which had been disclosed in prior TSFG filings with the SEC. On December 27, 2006, Mr. DuBose and TSFG agreed that he would retire as of December 31, 2006 and entered into an agreement which replaced his prior employment agreement.

Pursuant to this agreement, Mr. DuBose will be paid a lump sum severance equal to $3,000,000, which is deemed to approximate five times the sum of his annual current salary, his average annual bonus over the last three years and the annual value of select benefits. Mr. DuBose fully vested in his Deferred Compensation account balance as of December 31, 2006. Mr. DuBose also fully vested in all stock options held by him on December 31, 2006, and in 5,780 shares of restricted stock and restricted stock units held pursuant to the LTIP. He was considered to be 30% vested in his accrued annual early retirement benefit under his SERP. The title to Mr. DuBose’s Company vehicle was transferred to him. There were also standard non-disparagement and confidentiality provisions in the agreement.

Also, Mr. DuBose agreed not to compete against TSFG for the five years subsequent to his retirement by consulting or being employed by a financial institution having a presence in South Carolina or in any county in Florida or North Carolina in which TSFG has a physical presence. Finally, Mr. DuBose agreed not to solicit or hire any TSFG employee for such five year period. There were other standard provisions including in such agreement, including a release by Mr. DuBose of TSFG from liability.

Benefit	Early Retirement
Cash Compensation
Base Salary	$1,550,000
Cash Bonus (MPIP)	$896,915
Equity Compensation
LTIP Restricted Stock and Restricted Stock Units	$153,690
Stock Options (unvested and accelerated)	$18,568
Benefits and Perquisites
Miscellaneous Annual Benefits (including insurance, financial planning, tax gross up and deferred compensation payments)(1)	$553,085
TOTAL	$3,172,258

(1)	It is not possible to precisely identify the amounts assigned to each item because the agreement was the amounts paid for base, bonus and perquisites would total $3 million. Accordingly, this amount is derived from deducting five times the annual base and bonus from the total agreed upon amount.

EQUITY COMPENSATION PLAN DATA

The table below sets forth information regarding TSFG’s equity compensation plans at January 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of numbers)
Equity compensation plans approved by security holders (1)	5,334,277	(2)	$20.19	1,238,893
Equity compensation plans not approved by security holders (3)	—		—	—
Total	5,334,277	(2)	$20.19	1,238,893

(1)	These plans (as defined in the applicable SEC rules) are as follows: Third Amended and Restated TSFG Stock Option Plan, the TSFG Restricted Stock Agreement Plan, the Director Stock Option Plan, the Amended and Restated Fortune 50 Plan, the TSFG Long-Term Incentive Plan, and option plans assumed by TSFG as a result of acquisitions.
(2)	Of this amount, 584,917 options have been issued pursuant to non-TSFG Plans.
(3)	TSFG has adopted no “equity compensation plans” as defined in the applicable SEC rules, which have not been approved by its shareholders. TSFG believes that all equity compensation plans to which it succeeded in connection with mergers and acquisitions were approved by such acquired entities’ shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Executive Compensation Program

This Compensation Discussion and Analysis (this “CD&A”) provides a discussion and analysis of the objectives of TSFG’s compensation programs, the achievements its compensation program are designed to reward, each element of the compensation program, why TSFG determines to pay each element of compensation, how TSFG determines to the amount to pay and how each compensation element and TSFG’s decisions regarding that element fit into TSFG’s overall compensation objectives.

The Compensation Committee of TSFG’s Board of Directors (in this CD&A, the “Committee”) is responsible for setting and administering the policies governing annual compensation of executive officers and other key employees, evaluating their performance, and making recommendations regarding their cash and equity compensation to the Board of Directors. The Committee also makes recommendations to the full Board of Directors regarding the total annual share usage under TSFG’s equity-based compensation plans. In fulfilling these duties, the Committee desires that the impact of performance on executive compensation is clear, direct and easy to understand.

The Committee designs the executive compensation programs to reward results that reflect the strategic goals and objectives developed by TSFG’s senior management and the Board by aligning targeted levels of performance with specific levels of compensation.

In addition to aligning pay with TSFG’s strategic goals and objectives, the Committee considers the financial performance and pay practices of banks similar in size and scope to the operations to TSFG. The peer bank selection and usage is described below. The Committee seeks to understand each performance goal, target pay level, and actual compensation decision within the context of competitive data. The Committee exercises business judgment, with reference to the competitive data, to finalize executive compensation decisions for TSFG.

The Committee and the Board believe that a performance-oriented compensation program that is aligned with industry practices will cause the Company to become a leading performer relative to peer organizations, and is therefore in the best interests of the Company and its shareholders. In addition, the Committee believes that the resulting compensation program will be successful at attracting and retaining talented and motivated executives to lead TSFG.

Compensation Program Components

TSFG’s executive compensation program consists of multiple elements, designed to align pay with performance and to aid in the attraction and retention of highly qualified executives. Each element of the program is briefly described below, along with a summary of its objectives. A more complete discussion of each element is addressed in the “Elements of Compensation” section below.

Compensation Element	Description	Objective
Base Salary	Fixed compensation that can be increased annually based on performance and an annual review of peer compensation	• Provide a base level of compensation that fairly accounts for the job and scope of the role being performed
Management Performance Incentive Plan (MPIP)	Variable cash compensation earned based on performance against pre-established annual goals and achievement of non-financial strategic objectives

•   Reward for achieving critical annual operating goals (typically, Operating EPS) and strategic activity that ultimately contributes to long-term total return to shareholders

•   “Operating EPS” is the TSFG’s earnings per share, as adjusted to reflect the inclusion or exclusion of matters not deemed to be part of TSFG’s core operations

Long-Term Incentive Plan (LTIP)	One-third of LTIP awards are granted in time-based restricted stock units that vest ratably over 3 years. One-third of LTIP awards are granted in performance share units that vest based on three-year EPS growth. One-third of LTIP awards are granted in performance share units that vest based on ROE three years from the grant year

•   Motivate executives to cause TSFG performance to be consistent with the performance of the third quartile (i.e. 50% -75%) of its peer banks

•   Align the economic interests of the participants with the shareholders by rewarding executives for stock price improvement

•   Aid in retention (through vesting schedules)

Stock Options	Stock options granted periodically to new hires, or to provide specific incentive for actions aligned with expected long-term results	• Inducement for new hires • Reward for expected future success of current strategic actions • Aid in retention (through vesting schedules)
Supplemental Executive Retirement Plan (SERP)	Non-qualified retirement benefit that provides retirement income to officers (in addition to the 401(k) and ESOP) through a pre-set, fixed annuity value that does not increase in value	• Aid in recruiting of mid-career executives to TSFG • Aid in retention (through vesting schedules or the lowering of benefit levels upon termination by the executive of employment)
Other Benefits and Perquisites	Nonqualified deferred compensation arrangement, a term insurance policy, and other broad-based benefits provided to all TSFG employees (e.g., medical and group term life insurance)	• Provide a competitive total package to attract and retain key executives
Employment Agreements	Written contracts with largely standard language depending upon the level of the executive

•   Provide reasonable and fair protection to the executive in the form of financial provisions and assurance of no termination other than for cause

•   Provide protection to TSFG in the form of non-compete and non-solicit arrangements in the event of a termination of employment

Operation of Compensation Committee

The Committee operates under a written charter adopted by the Board. Pursuant to this charter, TSFG’s Board of Directors has delegated its authority to the Committee, to discharge certain of the Board’s responsibilities relating to compensation for TSFG’s Directors and officers. In that regard, the Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies, and programs of the Company. This charter, which is reviewed at least annually by the Committee and the full Board of Directors, is available for review on the Company’s website.

The Chairman of the Committee makes detailed quarterly reports to the Board of Directors as to the Committee’s activities. The Committee Chairman’s reports include an overview of the underlying philosophy and principles of TSFG’s compensation system, as well as detailed recommendations as to specific compensation matters. Based on recommendations from the Committee, the Board approves all aspects of the CEO’s compensation and the aggregate equity grants to all employees.

The Committee is comprised of four independent, non-employee members of the Board of Directors, none of whom have “interlocking relationships” as defined in the regulations promulgated by the Securities and Exchange Commission and all of whom meet the definition of “independent director” in the regulations currently promulgated by the Nasdaq Stock Market. The Committee continually reviews the principles underlying TSFG’s executive compensation programs and its approach to executive compensation. The Committee meets regularly without employees present to discuss executive compensation matters.

Outside Advisors

The Committee has engaged a third-party consultant, Semler Brossy Consulting Group, LLC, to assist in the review and planning of executive compensation. The consultant reports directly to the Committee and works collaboratively with management and the Chairman of the Committee. The consultant has not performed and does not currently have any consulting engagements with management or the Company apart from this engagement by the Committee. Consultant responsibilities include making and reviewing executive compensation recommendations for executives, consulting with respect to the structure of compensation plans, providing advice on executive compensation regulatory developments, providing information on best practices in executive compensation, developing and providing objective data on peer company compensation programs and industry trends, and reviewing and providing its opinion to the Committee on all recommendations provided to the Committee by management. In fulfilling these duties, the consultant often meets directly with executives on behalf of the Committee. However, the Committee and the Board retain all authority over their respective decisions.

From time to time, the Committee also engaged third party legal counsel.

Competitive Benchmarking and Positioning

Peer Group

Peer group comparisons are an important aspect of TSFG’s executive compensation program. The primary source of peer data for executives is a customized bank peer group (the “Peer Group”), developed to reflect banks with whom TSFG competes for talent, and banks of similar size and scope to TSFG. Additionally, as a secondary reference point for when certain Peer Group data is unavailable, the Committee also considers data from financial services compensation surveys, provided the survey includes an appropriate representation of relevant regional banks, including companies from the Peer Group.

The Peer Group selection criteria are outlined below. Specifically, the Peer Group is composed of banks that:

•	conduct “traditional” banking activities, including commercial lending activities, consumer retail, and mortgage lending,

•	are publicly traded and based in the United States, and
•	generally have between $7 billion to $35 billion in assets (approximately one-half to 2.5 times the assets of TSFG).

The Committee reviews these criteria every year to update the Peer Group. Based on historical analysis, we believe that approximately 90% of the companies will remain in the Peer Group year over year. Banks leave the Peer Group due to acquisition or divestiture activity, and banks enter the Peer Group through organic growth or growth by acquisition. In 2006, the Peer Group was comprised of the following 31 banks:

Associated Banc-Corp	TD Banknorth Inc	Bank of Hawaii Corp.
BOK Financial Corp	BancorpSouth Inc.	Citizens Banking Corp
Commerce Bancshares Inc	Compass Bancshares Inc.*	Cullen/Frost Bankers Inc.
Colonial BancGroup Inc (The)	City National Corp	East West Bancorp, Inc.
First Midwest Bancorp, Inc.	Firstmerit Corp	Fulton Financial Corp
Greater Bay Bancorp	Huntington Bancshares Inc.	Mercantile Bankshares Corp.*
Old National Bancorp	Sky Financial Group Inc.*	Synovus Financial Corp.
Sterling Financial	Susquehanna Bancshares	TCF Financial Corp
Trustmark Corp	UCBH Holdings, Inc.	UMB Financial Corp
Valley National Bancorp	Webster Financial	Wintrust Financial
Whitney Holding Corp.

*	During 2006 or 2007, these entities entered into agreements to be acquired, and will be removed from the peer group upon closing of the acquisition.

Positioning of Pay Elements

The Committee generally positions each element of compensation – (1) salary, (2) annual cash bonus (the MPIP), and (3) long-term incentives (the LTIP) – at the median of the Peer Group, to provide pay opportunities comparable to the marketplace.

An overall objective of the executive pay program is to deliver annual compensation – including the annual grants under the long-term incentive plans – that is highly dependent on TSFG’s performance. In determining how compensation is allocated among base salary, annual cash incentives (MPIP) and long-term incentives (LTIP), the Committee reviews competitive practice and internal relationships among executives and the other employees of TSFG to determine appropriate salary and bonus levels. The targeted long-term incentive opportunity is the difference between the overall market median for total compensation and the salary plus target bonus as determined by the Committee, and for the CEO, by the Board.

The Committee views base salary and the MPIP bonus to be the annual compensation, which is paid currently in cash. Long-term awards have historically been provided in the form of performance shares of TSFG stock or TSFG stock options, which are stock-based compensation elements that the Committee considers appropriate to align in the interests of executives and TSFG shareholders. While TSFG has historically used only TSFG performance stock and stock options for this type of long term compensation, the Committee has the ability to grant other types long-term incentive compensation to the executives, including stock-settled stock appreciation rights and restricted stock units. In addition, the Committee could grant long-term cash-based compensation awards.

The use of performance shares or stock options is determined based on the type of incentive that the Committee is trying to structure, and is not determined based on the allocation of a specific dollar or share amount. The uses of performance shares and stock options for 2006 compensation are outlined in the “Long-Term Incentive (LTIP)” and “Stock Options” sections below.

The variable nature of the MPIP and LTIP programs means that actual annual compensation each year is likely to vary from the targeted median positioning. Executives’ overall annual compensation is weighted towards compensation that varies with performance, and is at risk based on the Company’s performance. This is intended to ensure that executive interests are aligned with those of TSFG’s shareholders. The mix between fixed and variable compensation, and cash versus non-cash compensation, is outlined in the table below.

	% of 2006 Target Total Compensation
Executive	Salary	MPIP	LTIP	Stock Options	Fixed	Variable	Cash	Non-Cash
M. Whittle	25%	25%	40%	10%	25%	75%	50%	50%
T. Schools	32%	21%	29%	19%	32%	68%	53%	47%
J. DuBose	39%	27%	33%	0%	39%	61%	67%	33%
J. Terry	39%	27%	33%	0%	39%	61%	67%	33%
A. Cheney	44%	31%	24%	0%	44%	56%	76%	24%

TSFG maintains and monitors adherence to desired market positioning through periodic review of the entire compensation program, last conducted in 2005. In addition, market positioning is considered when a program component is introduced or modified, and when individual compensation decisions – such as salary increases and bonus awards – are made. While TSFG does not make compensation decisions solely based on Peer Group positioning, all compensation decisions are evaluated against their impact on the desired positioning.

Elements of Compensation

Base Salary

Base salaries of executives are reviewed annually, as well as at the time of a promotion or other change in responsibilities. Increases are based on an evaluation of the previous year’s performance of the executive, the relative strategic importance of the position, market conditions and the median pay levels within TSFG’s Peer Group. The Committee reviews and approves the base salary of all executives, and reviews and makes recommendations to the full Board of Directors regarding the CEO’s base salary. The full Board approves the CEO’s base salary each year.

In conjunction with Mr. Schools’ promotion to Chief Financial Officer, the Committee approved an increase of $50,000 to his annual base salary effective on July 1, 2006.

In December 2006, as part of the annual compensation review process, the Committee reviewed executive base salary levels and approved an additional salary increase of $15,000 for Mr. Schools. In addition, the Committee recommended an increase for the CEO, which was subsequently approved by the Board. The Committee did not increase the salaries of the other Named Executive Officers primarily because they were the result of negotiated compensation packages. The increases, outlined below, became effective January 1, 2007.

Executive	2006 Base Salary	Approved Mid-Year Increase	Approved Year-End Increase	2007 Base Salary (1/1)
M. Whittle	$835,000	$0	$40,000	$875,000
T. Schools	$250,000	$50,000	$15,000	$315,000
J. DuBose	$310,000	$0	$0	retired
J. Terry	$310,000	$0	$0	$310,000
A. Cheney	$287,500	$0	$0	$287,500

Management Performance Incentive Plan (MPIP)

TSFG’s shareholder-approved Management Performance Incentive Plan (MPIP) is a performance-based annual incentive plan, payments under which are predicated upon achievement of targeted level of Operating EPS, other financial performance metrics, and strategic achievements that are intended to position TSFG for future growth. In administering the Plan, the Committee has the authority to decrease, but not to increase, awards from the levels determined by the financial formula that governs the Plan.

It is the belief of management and the Board that Operating EPS is the most appropriate measure for a financial services institution – more appropriate than GAAP EPS, primarily because Operating EPS is believed by the Committee to be a more accurate reflection of TSFG’s core performance. Operating EPS is calculated by adjusting GAAP EPS to reflect gains or losses associated with items that are not deemed to be part of TSFG’s “core” operations. TSFG has consistently considered these adjustments to include the following types of items:

•	Changes in fair value of interest rate swaps
•	Gains/losses on sale of available for sale securities
•	Gains/losses on equity investments
•	Employment contract buyouts
•	Impairment from write-down of assets
•	Merger-related costs
•	Tax benefits associated with charitable contributions to foundations
•	Gaines/losses on early extinguishment of debt
•	Gains/losses associated with discontinued operations
•	Gains/losses on disposition of certain assets and liabilities, such as branch locations
•	Gains/losses associated with other transaction that are generally non-recurring
•	Impairment of certain assets
•	The related income tax impact associated with the above items

The goals set for the MPIP are the same goals set forth in the annual budget prepared by senior management and approved by to the Board of Directors. In determining the reasonableness of these annual goals, the Committee takes into consideration the following factors:

•	Long-term strategic plan for the Company
•	Actual Company results compared to peers and to historical results
•	Anticipated operational opportunities and challenges based on competitive pressures
•	Anticipated external economic events that could impact key business drivers (e.g., the interest rate yield curve)

The Committee established 2006 target annual incentives and maximum annual incentives based on the Peer Group information and historical target award levels for each executive. These targets and maximum amounts, expressed as a percentage of salary, are outlined in the table below:

Executive	2006 Target Annual Incentive % of Salary	2006 Maximum Annual Incentive % of Salary
Mack I. Whittle, Jr.	100%	250%
Timothy K. Schools *	70%	175%
John C. DuBose	70%	175%
James W. Terry, Jr.	70%	175%
Andrew B. Cheney	* *	175%

*	Mr. Schools’ target incentive was increased from 60% to 70% on July 1, 2006 upon his promotion to Chief Financial Officer.
**	Mr. Cheney’s bonus was in the discretion of the Company’s CEO.

The Committee is responsible for reviewing the financial results and strategic achievements in determining the aggregate amount payable to all executives under the MPIP and the individual awards to executives. The Committee reviews financial progress at each scheduled Committee meeting, and recommends a specific level of accrual for MPIP bonuses to TSFG management based on their interpretation of whether and at what levels the performance will generate bonuses under the provisions of the MPIP. At year-end, the Committee approves the total annual incentive pool, and acts upon the recommendations of the CEO for bonuses for executives (other than the CEO). In addition, the Committee (in executive session with no employees present) reviews the CEO’s performance and determines the amount of his MPIP award. After year-end, when 4th quarter and year-end results become available, (but prior to payment of year-end bonuses), the Committee meets to confirm that the actual financial results were consistent with the preliminary numbers used during the previous December for determining the appropriate bonus levels. Although historically, the final numbers have been materially consistent with preliminary numbers, if such were not the case, the Committee would be in a position to adjust bonus awards.

In early 2007, the Committee, after engaging in the process described above, determined that the bonuses that would have been paid under the MPIP based solely on achievement of the performance goals would not have been appropriate because (1) the absolute numbers did not fully represent the accomplishments of the Company during 2006, (2) the underlying performance of the core bank was masked somewhat by external factors such as the yield curve and internal historical factors (such as the legacy balance sheet), and (3) that the expected return on investments in new senior-level hires, in risk management, and in retail and deposit strategies, though promising, have not yet begun to be realized. Accordingly, the Committee elected to pay a total MPIP pool equal to 70% of target levels which reflected adjustments for the effect of (1) the restructuring of the corporate balance sheet to reduce leverage and interest-rate sensitivity, (2) improvement of internal risk control systems, and (3) successful investments in personnel and in retail and deposit strategies.

In February 2007, the Committee reviewed the target incentive percentages of executives against the performance and potential of each executive and the desired market positioning. As a result of this review, the Committee decided to keep 2007 target and maximum MPIP awards at the same levels as 2006 for these executives.

Long-Term Incentive Plan (LTIP)

Since 2001, TSFG has used a long-term incentive program that provides compensation to participants based solely on meeting pre-determined, multi-year financial performance targets. The Committee believes that this type of program creates pay that is dependent on longer-term operational success.

In determining target awards under the LTIP, the Committee considers each executive’s base salary, peer group data, and his/her expected contributions over the LTIP period. Once awards are granted, there is no discretion to adjust award levels. In setting compensation targets under the LTIP, the Committee considers whether or not prior bonus targets have been met and the actual level of prior bonus compensation. However, there is no particular weight accorded this factor.

The long-term incentive program is operated in 3-year cycles. The first cycle was from 2001 to 2003. A new three- year cycle was instituted in 2004, and 2006 was the final year of this 2004 – 2006 cycle. However, in 2006, the Committee and the Board determined to make the 2006 year the first year of a new three-year cycle, running from 2006 – 2008. The cycles were structured to overlap in 2006 for several reasons: (1) there were several new executives who had arrived after the commencement of the 2004 – 2006 cycle and were not participating in it; (2) the 2004 – 2006 cycle was expected to pay at a 0% level, creating retention concerns for the Committee; and (3) 50% of any gain that was earned in the 2004 – 2006 cycle would offset gains in the 2006 – 2008 cycle, to prevent “double-dipping” if performance was positive for both cycles. The key features of each program active during 2006 are outlined below.

2004 – 2006 LTIP

In 2004, executives were granted shares of performance-based restricted stock under the 2004 – 2006 LTIP. The number of shares awarded at target performance is outlined in the table below.

Executive	Total Award at Target
Mack I. Whittle, Jr.	120,000
Timothy K. Schools	27,500
John C. DuBose	27,500
James W. Terry, Jr.	27,500
Andrew B. Cheney	27,500

A portion of the award was eligible to be earned over four discrete periods, as outlined in the table below. Shares were subject to additional time-based vesting after being earned, with 20% of earned shares vesting immediately, and 20% of earned shares vesting on each of the next four anniversaries of the earned date.

Performance Period	% of Award Eligible to Vest
2004	20%
2005	20%
2006	20%
2004 – 2006	40%

The performance measures for each performance period were EPS, 4th Quarter Return on Equity, and 4th Quarter Return on Assets. Targets for each measure were approved by the Committee before the beginning of each performance period.

The performance goals for each period were established at levels that would have placed TSFG in the top quartile of the peer companies. The only performance period where threshold performance levels were met was in 2004, and accordingly, approximately 90% of the shares awarded under the 2004 – 2006 program have been forfeited.

Executive	Total Award at Target	2004		2005		2006		2004-2006		Total Shares Earned
		% Earned	Shares Earned	% Earned	Shares Earned	% Earned	Shares Earned	% Earned	Shares Earned
M. Whittle	120,000	52%	12,540	0%	0	0%	0	0%	0	12,540
T. Schools	27,500	52%	2,874	0%	0	0%	0	0%	0	2,874
J. DuBose	27,500	52%	2,874	0%	0	0%	0	0%	0	2,874
J. Terry	27,500	52%	2,874	0%	0	0%	0	0%	0	2,874
A. Cheney	27,500	52%	2,874	0%	0	0%	0	0%	0	2,874

2006 – 2008 LTIP

In 2006, given that the 2004 – 2006 LTIP was projected to pay at a 0% for the performance periods ending in 2006, the Committee decided that it was in the best interest of shareholders to begin a new LTIP program for the period 2006 – 2008. By instituting a new plan that overlapped with the final year of the 2004 – 2006 program, executives would have the additional motivation associated with a new long-term compensation program, to drive TSFG performance. To ensure that executives did not have the opportunity to earn a “double” award if payouts from performance periods ending in 2006 under the 2004 – 2006 program were positive, the 2006 – 2008 program was designed so that 50% of any gain that was earned in the 2004 – 2006 period would offset gains in the first year of the 2006 – 2008 cycle. In 2006, this offset did not occur, since the final periods of the 2004 – 2006 cycle had a 0% payout.

Awards under the 2006 – 2008 LTIP are structured to vest based on a combination of service and performance. Specifically, one-third of each year’s award will be vested ratably over three years based on continued employment, and two-thirds will be vested based on TSFG’s performance over the three years subsequent to the grant. The Committee believed that this type of structure was appropriate given retention concerns caused by the low achievement levels, and corresponding low levels of unvested stock held by executives, in the 2004 – 2006 LTIP.

For the two-thirds performance-based component, the Committee retains the right to establish performance conditions for each three-year period. For the grant made in 2006, the Committee approved the following performance conditions: (1) TSFG’s compound annual growth in operating earnings per share during 2006 – 2008 versus peer banks (as outlined in the “Peer Group” section), and (2) 2008 Return on Equity compared to pre-established targets.

Executives have the opportunity to earn up to 150% of the target amount on the performance-based component, for performance that would place TSFG in the 80th percentile of the

Peer Group. Based on 2006 performance, the projected payout of the performance-based component is projected to be below target levels.

In 2006, the Committee approved the following target levels of long-term awards based on its review of competitive practices.

Executive	LTIP Annual Award % of Salary	2006 LTIP Award Shares – Target			2006 LTIP Award Shares – Maximum
		Time	Performance	Total	Time	Performance	Total
M. Whittle	160%	16,666	33,334	50,000	16,666	50,000	66,666
T. Schools	90%	4,000	8,000	12,000	4,000	12,000	16,000
J. DuBose	85%	4,000	8,000	12,000	4,000	12,000	16,000
J. Terry	85%	3,333	6,667	10,000	3,333	10,000	13,333
A. Cheney	55%	2,000	4,000	6,000	2,000	6,000	8,000

Stock Options

The Committee may grant stock options to executives (and lower level officers) at its discretion. In recent history, the Committee has chosen to use restricted share units or performance share units in lieu of options. Notwithstanding this, in 2006 the Committee approved option awards as outlined in the table below to Mr. Whittle and Mr. Schools based on TSFG’s strategic achievements, which the Committee believes are positive, but have not translated into immediate results. The intent of the option award is to provide a long-term opportunity tied to growth in TSFG’s share price, but does not have the immediate tangible value of restricted shares.

Executive	Stock Options Granted	Grant Date	Exercise Price
Mack I. Whittle, Jr.	50,000	12/14/2006	$25.95
Timothy K. Schools	25,000	12/14/2006	$25.95
John C. DuBose	—	—	—
James W. Terry, Jr.	—	—	—
Andrew B. Cheney	—	—	—

Option awards were not made to Mr. DuBose, Mr. Terry, and Mr. Cheney because they are expected to have retired from TSFG by the time the option vesting would have occurred.

Stock options are granted with an exercise price equal to the closing price of the stock on date of grant and vest ratably over five years. The grant date is the date on which the option grants are approved by the Board. Options expire ten years after grant, and TSFG has a policy that it will not reprice stock options.

Supplemental Executive Retirement Plan (SERP)

TSFG provides a SERP to select executives through contractual agreements. It is primarily a recruiting tool that aids in attracting and retaining mid-career executives to TSFG, by guaranteeing additional retirement benefits beyond what is available through the Company’s qualified retirement plan. All of the executives covered in the CD&A participate in the SERP. Prior bonus compensation is not a material factor in making decisions with respect to the level of SERP compensation, insofar as the Board views SERP arrangements as a long-term retirement benefit that serves as a retention or recruiting tool for management. Additional information regarding the SERP can be found in the “Supplemental Executive Retirement Plans” section and in various compensation tables of this Proxy Statement.

Other Benefits and Perquisites

TSFG provides executives with certain benefits and perquisites that are typically provided to promote safety and efficiency in conducting Company business. These are listed in detail in the notes to the Summary Compensation Table.

Employment Agreements

TSFG currently maintains employment agreements with all of its senior executive officers, including the Named Executive Officers. In addition to the benefits provided, the agreements enable TSFG to mandate non-compete and non-disclosure provisions for these executives. These agreements include provisions for, among other things:

•	Minimum compensation levels, benefits, and perquisites
•	Severance payments upon certain terminations, such as other than for cause
•	Non-compete and non-disclosure covenants
•	Change of control benefits

These agreements are outlined in more detail in the “Potential Payments Upon Termination Or Change in Control” section of this Proxy Statement.

During 2006, the Committee undertook a re-negotiation of Mr. Whittle’s employment agreement, and a revised agreement was executed on September 3, 2006 (the “new Whittle Agreement”), replacing the previous agreement (the “Prior Agreement”) in its entirety.

The Prior Agreement, which was executed in 2000, included several features that the Committee felt no longer served in the best interest of shareholders. In particular, the Board believed that amending the terms of Mr. Whittle’s employment relationship with TSFG was necessary in order to align more closely the interests of Mr. Whittle with those of TSFG’s shareholders. To do this, the Board awarded Mr. Whittle the restricted stock units referenced below to be vested over a seven year period, in exchange for the cancellation of the provision in his Prior Agreement which paid him ten times compensation and benefits in cash over five years upon a change in control. The Board believed that these restricted stock units would encourage Mr. Whittle to focus TSFG’s efforts on those initiatives that will most likely increase TSFG’s common stock price over the coming years.

The material terms of the new Whittle Agreement, which were disclosed in a Form 8-K filing on September 6, 2006, are outlined below:

Element	Description
Contract Term	Through Mr. Whittle’s 65th birthday (2013)
Position	CEO/Chairman
Base Salary	Minimum base salary of $835,000. The Prior Agreement’s provision for a 5% automatic annual increase in salary was removed.
Incentive Program Participation	Eligible to participate in TSFG programs (same as Prior Agreement)
Involuntary Termination	Three times compensation and benefits (substantially the same as Prior Agreement).
280G Excise Tax Gross-up	Expands the gross-up provision to include coverage for all payments related to a Change in Control transaction (though the total exposure to 280G excise tax is reduced significantly under the new Whittle Agreement compared to the Prior Agreement)
Non-Competition	The non-competition period is one year following termination of employment, except in cases where termination occurs in a Change in Control, in which case it is two years.
SERP	Mr. Whittle’s existing SERP agreement continues in place.

Element	Description
RSU Award

The new Whittle Agreement provided for the issuance to Mr. Whittle of 400,000 restricted stock units (RSUs). These RSUs vest in seven equal annual installments commencing on September 3, 2007, but vest immediately on a termination without cause, a termination by Mr. Whittle for “good reason”, upon Mr. Whittle’s death or “disability,” or upon a “change in control”. Dividend equivalents will accrue on the RSUs from the date of grant, and are converted into additional restricted stock units, which shall vest on the same basis as the underlying RSUs. The initial 400,000 RSUs and any additional restricted stock units accrued as dividend equivalents will, to the extent vested, be paid in the form of TSFG common stock on January 31 of the year following the year of Mr. Whittle’s termination of employment with TSFG.

The new Whittle Agreement does not contain the Prior Agreement’s provision for the payment of ten times compensation, certain other payments, and associated excise tax gross up upon a termination after a change in control. This component of his compensation was viewed as being replaced by the RSU Award referenced above.

Timing of Equity Grants

To ensure that TSFG’s equity compensation awards are granted appropriately, and represent true incentives for future performance, the Committee has the following practices regarding the timing of equity compensation grants and the determination of stock option exercise prices:

Timing of Equity Compensation Grants

•

The vast majority of equity compensation awards (particularly options) are granted on an annual grant cycle, which occurs at the December Board of Directors’ meeting at which the awards to officers are approved. LTIP awards have historically been made during April.

•

On occasion, equity compensation grants are made outside of TSFG’s annual grant cycle for new hires, promotions, recognition or retention purposes. In these instances, the recipient is notified that his/her grant will be recommended to the Committee at their next meeting and effective on the date of Board approval. In certain instances, the vesting schedule of the award will relate to the date of the commitment to make the grant (i.e., date of hire/promotion) instead of the date of grant.

Determination of Stock Option Exercise Prices

In light of the recent “backdating” concerns that have been widely reported in the media, TSFG undertook an internal review of its option practices and found no evidence of anything akin to backdating of options. Having undertaken this review, the Board determined in 2006 to codify its historical option pricing practices into a formal policy, described below. The Board determined that it granted options under five scenarios:

Scenario 1:	Annually to existing officers as bonus compensation pursuant to compensation plans approved by the Board.

Scenario 2:	In connection with the hiring of officers pursuant to compensation plans approved by the Board.

Scenario 3:	To TSFG or affiliated subsidiary directors, either quarterly or annually, as compensation for director service.

Scenario 4:	In acquisitions, to employees or other persons affiliated with the target institution.

Scenario 5:	Situations other than as set forth in Scenario 1 through 4.

Its policies for each of these scenarios are as follows:

Scenarios 1, 2 and 5:	The exercise price of options granted is the closing price on the date that the Board approves the grant of the options. (and not, in the case of Scenario 2, the date of hire, unless it is also the date of Board approval).

Scenario 3:	The exercise price of options granted is the closing price on the first trading day of the period for which the compensation is being paid, except in cases of the options issued under the Directors Stock Option Plan, which by its terms provides for an annual grant date of May 1 (or the first business day thereafter if May 1 is not a business day).

Scenario 4:	The exercise price of options granted is the closing price on the closing date of the acquisition, provided the Board has approved the acquisition and the grant of such options in advance of such closing date; otherwise, the exercise price of options granted under Scenario 4 shall be the closing price on the date that the Board approves the grant of the options.

Executive Equity Ownership

TSFG does not require specific multiples of salary or other dollar amounts to be reached, but rather it is expected that the after-tax portion of share awards be retained by the executive through their tenure with TSFG. The Committee would review any requests by executives for an exception from this policy.

Termination and Change in Control Provisions

TSFG’s SERP plans and employment agreements have provisions that govern how the plan operates and the benefits provided in the event of a termination of employment following a change-in-control of TSFG. Under the standard form of SERP and employment agreements, benefits are only paid if, in association with or following a change in control, the executive is terminated by TSFG without cause or the executive resigns for what is generally understood to be “good reason”.

TSFG uses such a structure – often referred to as a “double trigger” – for most executives because we believe that executives are only materially harmed if a change in control results in reduced responsibilities or loss of employment. The use of a single trigger – benefits delivered under a change in control regardless of employment status – could result in significant payments even if the executive’s position, responsibilities, and compensation are unaffected. However, the Committee has determined that exceptions to this are appropriate in certain instances. For example, LTIP grants for the 2006 – 2008 period are single trigger, and the restricted stock unit grant to Mr. Whittle in connection with the renegotiation of his employment contract in 2006, vest upon a singer trigger event.

The rationale for these exceptions is that this is the most simple and direct approach for treatment of equity awards preceding a transaction that often eliminates TSFG equity, and that the acquirer or resulting company should have the opportunity to incorporate TSFG into its own pay programs without the impact of legacy programs.

TSFG chooses to pay severance benefits following a “good reason” termination because TSFG believes that such a termination is conceptually the same as an actual termination without cause, and that potential acquirers would otherwise have an incentive to constructively terminate executives to avoid paying severance.

Recapture Policy

TSFG intends to recapture compensation as required under the Sarbanes-Oxley Act of 2002. However, there have been no instances to date where TSFG has needed to recapture any compensation.

Deductibility of Compensation Expenses

Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility by the Company for compensation paid to the CEO and other highly compensated executive officers to $1 million per officer per year, unless it qualifies as “performance-based” compensation. To qualify as “performance-based,” compensation payments must satisfy certain conditions, including limitations on the discretion of the Committee in determining the amounts of such compensation. It is the Company’s current policy that, to the extent consistent with the Company’s business goals, compensation paid to its executive officers be deductible under Section 162(m) of the Internal Revenue Code. The Committee believes that the compensation program and actions taken during 2006 are consistent with this policy. Specifically, our compensation programs have been shareholder-approved, and are designed to allow us to comply with the tax deductibility limitations of Section 162(m) of the Internal Revenue Code by structuring them as performance-based compensation. However, it is possible that the Committee will approve some amount of compensation in the future that is non-deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by TSFG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with TSFG management the Compensation Discussion and Analysis that precedes this Report as required by Item 402(b) of the SEC’s Regulation S-K. Based on its review and discussions with management, the Compensation Committee recommended to the TSFG Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

The Compensation Discussion and Analysis discusses the philosophy, principles, and policies underlying TSFG’s compensation programs that were in effect during 2006 and which will be applicable in 2007.

Compensation Committee:

Samuel H. Vickers, Chairman	Darla D. Moore	H. Earle Russell, Jr.	Edward J. Sebastian	Challis M. Lowe

ITEM NO. 2 – AMENDMENT TO TSFG’S LONG-TERM INCENTIVE PLAN

Summary of Proposed Amendments

We are seeking shareholder approval to amend our Long-Term Incentive Plan (the “LTIP”) to increase the total number of shares that may be issued under the LTIP from the 2,000,000 currently authorized to 2,500,000, to increase the maximum number of incentive stock options issuable under the LTIP from 1,400,000 to 1,900,000 and to increase the maximum number of shares of restricted stock issuable under the LTIP from 1,200,000 to 1,700,000.

Reasons for Amendments

We are seeking approval for the amendments referenced above because of the Compensation Committee’s determination that restricted stock will play a more important role than was initially contemplated at the time of adoption of the LTIP. This is consistent with recent public company trends of greater utilization of restricted stock instead of stock options as a form of incentive compensation.

Material Features of the LTIP

The following description of the material terms of the LTIP is qualified in its entirety by reference to the terms of the LTIP, a copy of which has been included in TSFG’s filings with the SEC and may be obtained from TSFG by writing to Investor Relations, 104 South Main Street, Greenville, SC 29601.

Purpose and Eligible Individuals. The purpose of the LTIP is to give TSFG a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants and to provide TSFG and its subsidiaries and affiliates with a stock plan providing incentives directly linked to the profitability of TSFG’s businesses and increases in TSFG’S shareholder value. Directors, officers, employees and consultants of, and prospective employees and consultants of, TSFG and its subsidiaries and affiliates are eligible to participate in the LTIP. As of March 1, 2007, there were approximately 55 persons eligible to participate in the three-year long-term compensation program of the LTIP, although miscellaneous grants under the LTIP plan have been made to approximately 500 persons.

Administration. The LTIP is administered by the Compensation Committee of the Board, except with respect to grants to non-employee Directors, which will be administered by the Nominating and Corporate Governance Committee. The Committee administering the plan will be referred to in this description as the “Committee”. The Committee is authorized to delegate certain administrative responsibilities to individuals selected by it in its discretion. The Committee will determine the eligible individuals to whom and the time or times at which awards will be granted, the number of shares subject to awards to be granted to any eligible individual, the duration of any award cycle, and any other terms and conditions of the grant, in addition to those contained in the LTIP. Each grant under the LTIP will be confirmed by and subject to the terms of an award agreement.

Authorized Shares. The maximum number of shares of common stock that may be delivered to participants and their beneficiaries under the LTIP is 2,000,000. This proposed amendment will increase this number to 2,500,000. No participant may be granted awards covering in excess of 100,000 shares of common stock in any calendar year. Shares subject to an award under the LTIP shall be TSFG’s authorized and unissued shares. Currently, no more than 1,200,000 shares of restricted stock may be issued during the term of the LTIP. However, this proposed amendment would increase this number to 1,700,000.

If any award is forfeited, or if any option (or a stock appreciation right (a “SAR”), if any) terminates, expires or lapses without being exercised, or if any SAR is exercised for cash, shares of common stock subject to such awards will again be available for distribution in connection with awards under the LTIP. If the option price of any option or the strike price of any freestanding SAR is satisfied by delivering shares of common stock to TSFG (by either actual delivery or by attestation), only the number of shares of common stock delivered to the participant net of the shares of common stock delivered to TSFG or attested to will be deemed delivered for purposes of determining the maximum numbers of shares of common stock available for delivery under the LTIP. To the extent any shares of common stock subject to an award are not delivered to a participant because such shares are used to satisfy an applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the LTIP. The maximum number of shares of common stock that may be issued pursuant to options intended to be incentive stock options is 1,400,000 shares. However, this proposed amendment would increase this number to 1,900,000.

In the event of certain types of corporate transactions or restructurings, such as stock splits, mergers, consolidations, separations, spin-offs, reorganizations, liquidations, reorganizations, or other distributions of stock or property of TSFG (including an extraordinary stock or cash dividend), the Committee or the Board may make adjustments in the aggregate number and kind of shares reserved for issuance under the LTIP, in the maximum share limitations upon stock options, incentive stock options, stock appreciation rights and other awards to be granted to any individual, in the number, kind and option price or strike price of outstanding stock options and stock appreciation rights, in the number and kind of shares subject to other outstanding awards granted under the LTIP, and any other equitable substitutions or adjustments that the Committee or the Board determine to be appropriate in their sole discretion.

Stock Options. Stock options may be granted alone or in addition to other awards. Stock options may be “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code) or nonqualified stock options, as designated by the Committee and specified in the option agreement setting forth the terms and provisions of the options. The term of each stock option will be fixed by the Committee but no incentive stock option may be exercised more than 10 years after the date it is granted. The exercise price per share of common stock purchasable under a stock option will be determined by the Committee but, except in the case of stock options granted in lieu of foregone compensation, may not be less than the fair market value of the common stock on the date of grant. Options granted under the LTIP cannot be repriced without shareholder approval.

Except as otherwise provided in the LTIP, stock options will be exercisable at the time or times and subject to the terms and conditions determined by the Committee, and the Committee may at any time accelerate the exercisability of a stock option. A participant exercising an option may pay the exercise price in cash or, if approved by the Committee, with previously acquired shares of common stock or a combination of cash and stock. The Committee, in its discretion, may allow the cashless exercise of options through the use of a broker-dealer, to the extent permitted by applicable law, or for payment of the exercise price by withholding from the shares issuable upon exercise a number of shares having a fair market value on the date of exercise equal to the aggregate exercise price. The LTIP contains provisions, which apply unless otherwise determined by the Committee, regarding the vesting and post-termination exercisability of options held by optionees whose employment with TSFG terminates by reason of death, disability, retirement, or otherwise. The LTIP provides that the Committee may establish procedures permitting an optionee to elect to defer to a later time the receipt of shares issuable upon the exercise of a stock option and/or to receive cash at such later time in lieu of the deferred shares.

Stock Appreciation Rights. Stock appreciation rights may be granted separately or in tandem with all or part of any stock option granted under the LTIP. A stock appreciation right granted separately from any stock option under the LTIP is called a freestanding SAR. A stock appreciation right granted in tandem with a stock option under the LTIP is called a tandem SAR. A tandem SAR will terminate and will no longer be exercisable upon the termination or exercise of the related stock option. A tandem SAR may be exercised by an optionee, at the time or times and to the extent the related stock option is exercisable, by surrendering the applicable portion of the related stock option in accordance with procedures established by the Committee. Upon exercise, a tandem SAR permits the optionee to receive cash, shares of common stock, or a combination of cash and stock, as determined by the Committee. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of common stock on the date of exercise over the per share exercise price of the related stock option, multiplied by the number of shares with respect to which the tandem SAR is exercised.

A freestanding SAR may have a term of up to ten years. Except in the case of freestanding SARs granted in lieu of compensation, the exercise price cannot be lower than the fair market value of the stock on the grant date. The SAR cannot be repriced without shareholder approval. The Committee can determine exercisability restrictions on freestanding SARs at the time of grant. Upon exercise, a freestanding SAR permits the holder to receive cash, shares of common stock, or a combination of cash and stock, as determined by the Committee. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price, multiplied by the number of shares with respect to which the freestanding SAR is exercised. The LTIP contains provisions, which apply unless otherwise determined by the Committee, regarding the vesting and post-termination exercisability of freestanding SARs held by an individual whose employment with TSFG terminates by reason of death, disability, retirement or otherwise. The Committee may also establish procedures permitting the holder of a freestanding SAR to defer to a later time the receipt of shares issuable upon the exercise of a freestanding SAR and/or to receive cash at such later time in lieu of the deferred shares.

Restricted Stock. The LTIP authorizes the Committee to grant restricted stock to individuals with such restriction periods as the Committee may designate. The Committee may also provide at the time of grant that restricted stock cannot vest unless applicable performance goals are satisfied.

If the grant is intended to be a “qualified performance based award,” these goals must be based on the attainment of specified levels of one or more of the following measures: revenue growth; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; operating income; pre- or after- tax income; earnings per share; cash flow; cash flow per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels. These goals may be established on a corporate-wide basis or with respect to one or more business units, divisions, or subsidiaries. Measurement of performance against goals may exclude impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the financial statements, notes to the financial statements, or management’s discussion and analysis within TSFG’s annual report.

A “qualified performance-based award” is a grant of restricted stock or performance units designated as such by the Committee at the time of grant based upon a determination that (1) the recipient is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Internal Revenue Code in the year in which TSFG would expect to be able to claim a tax deduction with respect to such performance unit awards, and (2) the Committee wishes such grant to qualify for the exemption from the limitation on deductibility of compensation with respect to any covered employee imposed by Section 162(m) of the Internal Revenue Code. The Committee will specify the performance goals to which any “qualified performance-based award” will be subject. No more than 250,000 shares of common stock may be subject to “qualified performance-based awards” granted to any participant in any fiscal year.

The provisions of restricted stock awards (including any applicable performance goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing restricted shares be held by TSFG. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Restricted stock is forfeited upon termination of employment, unless otherwise provided by the Committee. Other than these restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a holder of stock holding the class or series of stock that is the subject of the restricted stock award.

Performance Units. Performance units may be granted either alone or in addition to other awards granted under the LTIP. Performance units may be performance-based stock awards or performance-based cash awards. Performance units may be granted subject to the attainment of performance goals and/or the continued service of the participant. As noted above, performance units can be “qualified performance-based awards.” At the conclusion of the award cycle, the Committee will evaluate the degree to which any applicable performance goals have been achieved and the performance amounts earned, and will cause to be delivered the amount earned in either cash or shares, at the election of the Committee.

Except to the extent otherwise provided in the applicable performance unit agreement or the LTIP, all rights to receive cash or stock in settlement of performance units will be forfeited upon a participant’s termination of employment for any reason during the award cycle or before any applicable performance goals are satisfied, unless the Committee, in its discretion, waives any or all remaining payment limitations with respect to such participant’s performance units. However, the Committee may not waive the satisfaction of the applicable performance goals in the case of performance units that are “qualified performance-based awards” unless the participant’s employment is terminated by reason of death or disability or is terminated by TSFG without cause or by the participant for good reason.

Other Stock-Based Awards. Other awards of common stock and other awards that are valued by reference to, or otherwise based upon common stock, including (without limitation) dividend equivalents and convertible debentures, may also be granted under the LTIP, either alone or in conjunction with other awards.

Transferability of Awards and Repricing Policy. Awards are nontransferable other than by will or the laws of descent and distribution. However, in the discretion of the Committee, nonqualified stock options and stock appreciation rights may be transferred as expressly permitted by the Committee, including to members of the holder’s immediate family. The transfer may be made directly or indirectly or by means of a trust or partnership or otherwise. Stock options and stock appreciation rights may be exercised only by the initial holder, any such permitted transferee or a guardian, legal representative or beneficiary. Options and stock appreciation rights granted under the LTIP cannot be repriced without shareholder approval.

Change in Control. Unless provided otherwise by the Committee, in the event of a change in control (as defined in the LTIP), any option or stock appreciation right that is not then exercisable and vested will become fully exercisable and vested, any restrictions on shares of restricted stock will lapse, and performance units will be deemed earned and payable in full in cash. In addition, unless otherwise determined by the Committee, if a stock option or stock appreciation right holder’s employment is terminated by TSFG other than for cause, death or disability or if such holder voluntarily resigns for good reason during the two-year period following a change in control, such holder may exercise the option or stock appreciation right until at least the first anniversary of such termination, unless the term of the option expires first. If the Committee so provides, in the event of a change in control, a holder of a nonqualified stock option or a freestanding stock appreciation right may have the right, for 60 days after the change in control, to surrender all or part of the stock option or stock appreciation right and receive cash for the excess of (A) the greater of (i) the fair market value of a share of common stock at the time of surrender or (ii) the highest trading price of a share of common stock during the 60-day period preceding the change in control (or, under some circumstances, the value of the consideration for each share of common stock paid in the change of control, if higher) over (B) the exercise price of the stock option or strike price of the stock appreciation right, whichever is applicable.

Effectiveness, Amendments and Termination. The LTIP will be effective as of the time it is approved by a majority of the votes cast by TSFG’s shareholders with respect to its approval. The Board of Directors may at any time amend, alter, or discontinue the LTIP but may not impair the rights of a holder of outstanding awards without the holder’s consent except for an amendment made to comply with applicable law, stock exchange rules or accounting rules. No amendment may be made without the approval of TSFG’s shareholders to the extent such approval is required by applicable law or stock exchange rules. The Committee may amend the terms of any outstanding stock option or other award but no such amendment may cause a “qualified performance-based award” to cease to qualify for the Section 162(m) exemption or impair the rights of any holder without the holder’s consent except an amendment made to cause the LTIP or award to comply with applicable law, stock exchange rules or accounting rules. The Committee’s authority to amend any award is subject to the condition that the Committee may not cause any such award to cease to qualify as a “qualified performance-based award.”

Federal Income Tax Consequences

The following is a summary of the federal income tax rules relevant to participants in the LTIP who receive options, based upon the Internal Revenue Code as currently in effect. These rules are highly technical and subject to change in the future. The following summary relates only to the federal income tax treatment of the awards and the state, local and foreign tax consequences may be substantially different. Stock options granted under the LTIP may be either nonqualified options or incentive options for federal income tax purposes.

Nonqualified Options. Generally, the optionee does not recognize any taxable income at the time of grant of a nonqualified option. Upon the exercise of the nonqualified option the optionee will recognize ordinary income, equal to the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price, and will be subject to wage and employment tax withholding. TSFG will generally be entitled to a deduction equal to such ordinary income at the time that the employee recognizes such income. The optionee will have a capital gain or loss upon the subsequent sale of the stock in an amount equal to the sale price less the fair market value of the common stock on the date of exercise. The capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year after the exercise date. TSFG will not be entitled to a deduction for any capital gain realized. Capital losses on the sale of common stock acquired upon an option’s exercise may be used to offset capital gains.

Incentive Stock Options. Generally, the optionee will not recognize any taxable income at the time of grant or exercise of an option that qualifies as an incentive option under Section 422 of the Internal Revenue Code. However, the excess of the stock’s fair market value at the time of exercise over the exercise price will be included in the optionee’s alternative minimum taxable income and thereby may cause the optionee to be subject to an alternative minimum tax. The optionee will recognize long-term capital gain or loss, measured by the difference between the stock sale price and the exercise price, when the shares are sold.

In order to qualify for the incentive option tax treatment described in the preceding paragraph, the optionee must be employed by TSFG continuously from the time of the option’s grant until three months before the option’s exercise and the optionee must not sell the shares until more than one year after the option’s exercise date and more than two years after its grant date. If the optionee does not satisfy these conditions, the optionee will recognize taxable ordinary income when the optionee sells the shares in an amount equal to the difference between the option exercise price and the lesser of (i) the fair market value of the stock on the exercise date and (ii) the sale price. If the sale price exceeds the fair market value on the exercise date, the excess will be taxable to the optionee as long-term or short-term capital gain depending on whether the optionee held the stock for more than one year. Notwithstanding the foregoing, incentive stock options will not be treated as incentive stock options to the extent that the aggregate fair market value of stock (determined as of the date of grant) with respect to which the options are first exercisable during any calendar year exceeds $100,000. TSFG will not be entitled to any deduction by reason of the grant or exercise of the incentive option or the sale of stock received upon exercise after the required holding periods have been satisfied. If the optionee does not satisfy the required holding periods before selling the shares and consequently recognizes ordinary income, TSFG will be allowed a deduction corresponding to the optionee’s ordinary income.

Withholding Taxes. Because the amount of ordinary income the optionee recognizes with respect to the receipt or exercise of an award may be treated as compensation that is subject to applicable withholding of federal, state and local income taxes and Social Security taxes, TSFG may require the optionee to pay the amount required to be withheld by TSFG before delivering to the individual any shares or other payment to be received under the LTIP. Arrangements for payment may include deducting the amount of any withholding or other tax due from other compensation, including salary or bonus, otherwise payable to the individual.

LTIP Data

It is impossible at the present time to indicate specifically the names of persons to whom future restricted stock awards or options will be granted, or the aggregate number of shares, within the limitations of the LTIP. Please refer to the information above under the caption “Outstanding Equity Awards at Fiscal Year-End” for information regarding the issuance of awards under the LTIP during the 2006 year. All grants reflective in that table with grant dates after December 2004 were made pursuant to the LTIP.

Vote Required

These amendments to the LTIP require the approval of holders of a majority of the votes cast by the TSFG shareholders with respect to its approval. Abstentions and broker non-votes will have no effect upon the vote on this matter.

Recommendation

Our Board of Directors unanimously recommends a vote “FOR” approval of the LTIP.

ITEM NO. 3 – RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS TSFG’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

The Board of Directors recommends the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for TSFG and its subsidiaries for fiscal year 2007 and to audit and report to the shareholders upon the financial statements and internal controls of TSFG as of and for the period ending December 31, 2007.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions that the shareholders may have. Neither the firm nor any of its members has any relation with TSFG except in the firm’s capacity as auditors or as advisors. The appointment of auditors is approved annually by the Board of Directors and, commencing with fiscal year 2003, subsequently submitted to the shareholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee.

Ratification requires the approval of holders of a majority of the votes cast by the TSFG shareholders with respect to this matter. Abstentions and broker non-votes will have no effect upon the vote on this matter.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

RELATED PERSON MATTERS

RELATED PERSON TRANSACTIONS

TSFG’s Directors and officers and their associates have had, and TSFG expects them to have in the future, banking transactions in the ordinary course of business with TSFG’s banking subsidiaries. These transactions are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties. Such loans have not involved more than normal risks of collectibility nor have they presented any other unfavorable features. The aggregate dollar amount of these loans was approximately $18.5 million at December 31, 2006. During 2006, new loans of approximately $10.9 million were made, and repayments of principal totaled approximately $11.8 million.

RELATED PARTY POLICY

All “Interested Transactions” with “Related Parties” are subject to certain policy guidelines adopted by the board of directors. An “Interested Transaction” is generally any transaction (broadly defined) in which (1) more than $100,000 per year is involved, (2) TSFG is a participant, and (3) any Related Party has a direct or indirect interest. A “Related Party” is generally a person who (1) is an executive officer, director or nominee, (b) beneficially owns 5% or more of TSFG’s common stock, or (c) an immediate family member of any of the foregoing. Under the Policy, the Nominating and Corporate Governance Committee is required to review all Interested Transactions in advance. However, if advance approval is not feasible, then the Interested Transaction shall be considered subsequently, and, if appropriate, ratified. In reviewing an Interested Transaction, the Nominating and Corporate Governance Committee may take into account whatever factors it deems appropriate, including comparable third party transactions and the extent of the Related Person’s interest in the transaction.

Certain types of Interested Transactions have been pre-approved, including employment contracts which would be reportable with the SEC if the person were a Named Executive Officer, any director compensation reportable in TSFG’s proxy statement, transactions with another company at which a Related Person is only an employee and not a control person, and which does not exceed certain dollar and revenue percentage thresholds, certain charitable contributions, transactions where the all shareholders receive proportional benefits, transactions involving competitive bids, transactions which are subject to governmental regulation as to pricing and banking transactions subject to the Federal Reserve Board’s Regulation O and other applicable banking laws.

MISCELLANEOUS MATTERS RELATING TO THE ANNUAL MEETING

HOUSEHOLDING OF PROXY STATEMENT, FORM 10-K AND ANNUAL REPORT

Our stock transfer agent and a number of brokers with accountholders who are owners of TSFG common stock will be “householding” our proxy materials. This means that only one copy of this Proxy Statement, the 2006 Annual Report to Shareholders and the Annual Report on Form 10-K may have been sent to you and the other TSFG shareholders who share your address. Householding is designed to reduce the volume of duplicate information that shareholders receive and reduce TSFG’s printing and mailing expenses.

If your household has received only one copy of these materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call our transfer agent (Registrar and Transfer Company) at 800-368-5948 or e-mail them at info@rtco.com. They will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact Registrar and Transfer Company in the same manner.

EXPENSES OF SOLICITATION

TSFG will bear the cost associated with this solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Proxies will be solicited principally through these Proxy Materials. Proxies may also be solicited by telephone or through personal solicitation conducted by regular TSFG employees. Employees will be reimbursed for the actual out-of-pocket expenses incurred in connection with such solicitation. Banks, brokers and other custodians are requested to forward these Proxy Materials to their customers where appropriate, and TSFG will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses incurred in sending these Proxy Materials to beneficial owners of the shares.

The Company has also engaged the firm of The Altman Group (“Altman”) as proxy solicitors to assist the Company in this proxy solicitation. Employees of Altman may contact shareholders by mail, by telephone or through personal solicitation. The Company expects to pay Altman approximately $12,500 in connection with such services.

PROPOSALS BY SHAREHOLDERS

A shareholder who wishes to either (1) present a proposal for inclusion in the proxy materials relating to TSFG’s Annual Meeting of Shareholders to be held in 2008 or (2) propose one or more Director nominees for consideration by the Nominating and Corporate Governance Committee, should submit his or her proposals on or before November 18, 2007, to the Corporate Secretary of The South Financial Group, 102 S. Main Street, Greenville, South Carolina 29601. After that date, a proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, and all shareholders submitting proposals must comply with the Bylaw requirements described below.

The Bylaws of TSFG require timely advance written notice of shareholder nominations of Director candidates and of any other proposals to be presented at an annual meeting of shareholders. In the case of Director nominations by shareholders, the Bylaws require that a shareholder’s notice be delivered to the principal executive offices of TSFG during the period of time from the 30th day to the 60th day prior to the annual meeting of shareholders at which Directors are to be elected, unless such requirement is expressly waived in advance of the meeting by formal action of the Board of Directors. In the case of other proposals by shareholders at an annual meeting, the Bylaws require that advance written notice be delivered to TSFG’s Corporate Secretary (at the address indicated above). To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of TSFG between the 60th and 90th days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such shareholder notice must be so delivered between the 60th and 90th days prior to such annual meeting or within 10 days following the day on which public announcement of the date of such meeting is first made by TSFG. Such written notification to the Board must contained certain information about the shareholder making the proposal (as detailed in TSFG’s Bylaws) and otherwise comply with the procedure set forth in TSFG’s Bylaws. A copy of the Bylaws is available upon request to the Corporate Secretary of TSFG at the address indicated above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires TSFG’s Directors, executive officers and 10% shareholders to file reports of holdings and transactions in TSFG common stock with the Securities and Exchange Commission. Based on a review of Section 16(a) reports received by TSFG and written representations from its Directors and executive officers, TSFG believes that all of its executive officers, Directors and 10% shareholders have made all filings required under Section 16(a) for 2006 in a timely manner, except as follows: (1) Mr. Spagnoletti, an executive officer of the Company, filed one late Form 4 related to the receipt of a restricted stock unit award in May 2006; (2) Mr. Sperry, an executive officer of the Company, filed one late Form 4 reporting the sale of TSFG stock in August 2006; (3) Mr. Holmes, an executive officer of the Company, filed one late Form 4 reporting the receipt of a stock option in August 2006; and (3) each of Messrs. Crawford, Davis, Holmes, Schools, Spagnoletti, Spencer, Sperry, Whittle and Ms. Jeffrey filed one late Form 4 reporting the receipt of a stock option in December 2006.

FINANCIAL INFORMATION

TSFG’s 2006 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2006 (without exhibits) are enclosed. Additional copies may be obtained upon request from The South Financial Group, Post Office Box 1029, Greenville, South Carolina 29602, Attention: Investor Relations Department. Copies may also be obtained online at www.thesouthgroup.com.

March 14, 2007	By order of the Board of Directors,

William P. Crawford, Jr.
Secretary

INSTRUCTION CARD

THE SOUTH FINANCIAL GROUP, INC.

Annual Meeting, May 8, 2007

The undersigned shareholder of The South Financial Group, Inc., hereby revoking all previous proxies, hereby appoints William P. Crawford, Jr. and Mack I. Whittle, Jr. and each of them, the attorneys of the undersigned, with power of substitution, to vote all stock of The South Financial Group, Inc. standing in the name of the undersigned upon all matters at TSFG’s Annual Meeting to be held in The Gunter Theatre, Peace Center for the Performing Arts, 300 South Main Street, Greenville, SC on Tuesday, May 8, 2007 at 10:30 a.m. and at any adjournments thereof, with all powers the undersigned would possess if personally present, and without limiting the general authorization and power hereby given, directs said attorneys or either of them to cast the undersigned’s vote as specified in this instruction card.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE

ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE

INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

ê	FOLD AND DETACH HERE	ê

THE SOUTH FINANCIAL GROUP, INC. – ANNUAL MEETING, MAY 8, 2007

YOUR INSTRUCTIONS TO VOTE ARE IMPORTANT!

Proxy Materials are available on-line at:

https://proxyvotenow.com/tsfg

You can provide your instructions to vote in one of three ways:

1.	Call toll free 1-866-855-9697 on a Touch-Tone Phone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/tsfg and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

The Board of Directors of The South Financial Group, Inc. recommends a vote “FOR” the following proposals.	Please mark as indicated in this example	X

	For	Withhold All	For All Except			For	Against	Abstain

1. ELECTION OF DIRECTORS set forth below (except as marked to the contrary below) and to set the number of directors at 16 persons:	☐	☐	☐	C O M M O N	2. Proposal to amend TSFG’s Long Term Incentive Plan	☐	☐	☐

Nominees:

(01) William P. Brant, (02) J. W. Davis, (03) C. Claymon Grimes, Jr.,

(04) William S. Hummers III, (05) Challis M. Lowe,

(06) Darla D. Moore

INSTRUCTION: To withhold authority to vote for any Nominee(s), mark “For All Except” and write that Nominee(s’) name(s) or number(s) in the space provided below.

————————————————————————

					3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as TSFG’s independent registered public accounting firm for fiscal year 2007.	☐	☐	☐
4. At their discretion upon such other matters as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of The South Financial Group, Inc. If not otherwise specified, this proxy will be voted for approval of each of the proposals above.

Please sign this instruction card as your name or names appear hereon. If stock is held jointly, signature should appear for both names. When signing as attorney, administrator, trustee, guardian or agent, please indicate the capacity in which you are acting. If stock is held by a corporation, please sign in full corporate name by authorized officer and give title of office.

Please be sure to date and sign this instruction card in the box below.		Date

Sign above

+	* * * IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW * * *	+

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
é é

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.	By Mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 8, 2007. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 8, 2007. 1-866-855-9697	Vote by Internet Go to the following address anytime prior to 3 a.m., May 8, 2007: https://www.proxyvotenow.com/tsfg

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE PROXY MATERIALS :	Access at https://www.proxyvotenow.com/tsfg

Your vote is important!